UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Key Energy Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Key Energy Services, Inc. to be held at the Inn at the Ballpark, 1520 Texas Avenue, Houston, Texas at 9:00 a.m. (Central Daylight Time) on Thursday, May 19, 2011.

The notice of meeting and proxy statement that follow this letter describe the business to be conducted at the 2011 Annual Meeting of Stockholders, including the election of three Class II directors.

Your vote is important. Whether or not you plan to attend the 2011 Annual Meeting of Stockholders, we strongly encourage you to provide your proxy by telephone, the Internet or on the enclosed proxy card at your earliest convenience.

Thank you for your cooperation and support.

Sincerely,
Dick Alario
Chairman of the Board,
President and Chief Executive Officer

KEY ENERGY SERVICES, INC.
1301 McKinney Street
Suite 1800
Houston, Texas 77010

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 19, 2011

To Our Stockholders:

We invite you to our 2011 Annual Meeting of Stockholders, which will be held at the Inn at the Ballpark, 1520 Texas Avenue, Houston, Texas, on Thursday, May 19, 2011 at 9:00 a.m. local time. At the meeting, stockholders will consider and act upon the following matters:

(1) To elect three Class II directors for the ensuing three years;

(2) To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year;

(3) To consider an advisory vote on named executive officer compensation as disclosed in these materials;

(4) To consider an advisory vote on whether an advisory vote on named executive officer compensation should be held every one, two or three years; and

(5) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends that you vote FOR each of the proposals (1), (2) and (3) above and an annual vote for proposal (4) above.

Stockholders of record at the close of business on March 14, 2011, the record date for the 2011 Annual Meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,
Kimberly R. Frye
Corporate Secretary

Houston, Texas
April 13, 2011

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Stockholders to Be Held on May 19, 2011:

This Proxy Statement, along with the Annual Report to security holders for the fiscal year ended December 31, 2010, are available on our website at www.keyenergy.com by clicking on “Investor Relations” and then clicking on “2011 Annual Meeting of Stockholders.”

i

KEY ENERGY SERVICES, INC.
1301 McKinney Street
Suite 1800
Houston, Texas 77010

Proxy Statement for the 2011 Annual Meeting of Stockholders

To Be Held on May 19, 2011

This proxy statement contains information about the 2011 Annual Meeting of Stockholders of Key Energy Services, Inc. We are holding the meeting at the Inn at the Ballpark, 1520 Texas Avenue, Houston, Texas, on Thursday, May 19, 2011 at 9:00 a.m., local time.

In this proxy statement, we refer to Key Energy Services, Inc. as “Key,” the “Company,” “we” and “us.”

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the annual meeting.

We are mailing our 2010 Annual Report to Stockholders for the year ended December 31, 2010 with these proxy materials on or about April 13, 2011.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

General Information

Q.	Who can vote at the annual meeting?	A.	To be able to vote, you must have been a stockholder of record at the close of business on March 14, 2011, the record date for our annual meeting. The number of outstanding shares entitled to vote at the meeting is 142,623,972 shares of common stock.
If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the meeting.
Q.	What are the voting rights of the holders of common stock?	A.	Each outstanding share of our common stock will be entitled to one vote on each matter considered at the annual meeting.
Q.	How do I vote?	A.	If you are a record holder, meaning your shares are registered in your name, you may vote:

(1) Over the Internet:  Go to the website of our tabulator, American Stock Transfer & Trust Company, at www.voteproxy.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

(2) By Telephone:  Call 1-800-Proxies (1-800-776-9437) toll free from the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone, and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

(3) By Mail:  Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted as recommended by the Board.

(4) In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.
If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1) Over the Internet or by Telephone:  You will receive instructions from your broker or other nominee stating if they permit Internet or telephone voting and, if they do, explaining how to do so. You should follow those instructions.

(2) By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3) In Person at the Meeting:  You must contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the meeting. You will not be able to vote in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q.	Can I change my vote?	A.	Yes. You may revoke your proxy and change your vote at any time before the meeting. To revoke your proxy and change your vote, you must do one of the following:
(1) Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.
(2) Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.
(3) Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request it.
Q.	Will my shares be voted if I don’t return my proxy?	A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or voting by ballot at the meeting.
If you hold your shares in “street name,” your brokerage firm may be able to vote your shares for certain “routine” matters, even if you do not return your proxy. Only Proposal 2, ratification of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, is considered a routine matter. Your broker may not vote on non-routine matters without instructions from you. If you do not give your broker instructions on how to vote your shares on a non-routine matter, the broker will return the proxy card without voting on this proposal. This is called a “broker non-vote.”
We encourage you to provide voting instructions to your brokerage firm by giving your proxy to them. This ensures that your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.
Q.	How many shares must be present to hold the meeting?	A.	A majority of our outstanding shares of common stock must be present at the meeting to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone or by completing and submitting a proxy, or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or does not vote on one or more of the matters to be voted upon. “Broker non-votes,” described above, will be counted for purposes of determining whether a quorum is present at the meeting.

If a quorum is not present, we expect to adjourn the meeting until we obtain a quorum.
Q.	What vote is required to approve each matter and how are votes counted?	A.
Proposal 1 — Election of Three Class II Directors

Directors are elected by a plurality vote, meaning that the three nominees for director to receive the highest number of votes FOR election will be elected as directors. As mentioned above, Proposal 1, the election of directors, is not considered a routine matter. Therefore, if your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm cannot vote your shares on Proposal 1. Those “broker non-votes,” as well as votes that are WITHHELD, are not counted for purposes of electing directors. You may:

• vote FOR all nominees;
• WITHHOLD your vote from all nominees; or
• vote FOR one or two of the nominees and WITHHOLD your vote from the other nominee(s).
Votes that are withheld will not be included in the vote tally for the election of directors and, unless a nominee receives no votes FOR his election, they will not affect the results of the vote.
Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm
To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.
Although stockholder approval of our Audit Committee’s selection of Grant Thornton LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of Grant Thornton LLP.
Proposal 3 — Advisory Vote on Compensation of the Named Executive Officers
While on the ballot, this is only an advisory vote. This means that the Board will not be required to take any action on this matter regardless of the number of shares voted in favor of or against Proposal 3. However, the Board wants to understand the view of our stockholders on the Company’s executive compensation program, so your consideration and vote on this matter will be taken seriously by the Board. The votes that stockholders cast FOR Proposal 3 must exceed the number of votes that stockholders cast AGAINST Proposal 3 in order for Proposal 3 to pass.

Proposal 4 — Advisory Vote on the Frequency of the Advisory Vote on Compensation of the Named Executive Officers
While on the ballot, this is only an advisory vote. This means that the Board will not be required to take any action on this matter regardless of the number of shares voted in favor of or against this proposal. However, the Board wants to understand the view of our stockholders on the frequency of the advisory vote on executive compensation, so your consideration and vote on this matter will be taken seriously by the Board. The alternative receiving the greatest number of votes — every year, every two years or every three years — will be the frequency that stockholders approve.
Q.	Are there other matters to be voted on at the meeting?	A.	We do not know of any matters that may come before the meeting other than the election of three Class II directors, the ratification of the selection of our independent registered public accounting firm, the advisory vote on our executive compensation and the advisory vote on the frequency of the advisory vote on executive compensation. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.
Q.	Where can I find the voting results?	A.	We expect to report the voting results in a Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, within four business days after the conclusion of the annual meeting.
Q.	What are the costs of soliciting these proxies?	A.	We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile or in person, without additional compensation. In addition, we have retained Alliance Advisors, L.L.C. to solicit proxies by mail, courier, telephone and facsimile and to request brokers, custodians and fiduciaries to forward proxy soliciting materials to the owners of the stock held in their names. For these services, we will pay a fee of $6,500 plus expenses. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Delivery of Documents to Security Holders Sharing an Address

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in your household, unless we have received contrary instructions. We will promptly deliver a separate copy of either document to you if you request it by writing to or calling us at the following address or telephone number: 1301 McKinney Street, Suite 1800, Houston, Texas 77010, Attention: Investor Relations; (713) 651-4300. If you want to receive separate copies of our Proxy Statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stock Ownership of Certain Beneficial Owners and Management

This section provides information about the beneficial ownership of our common stock by our directors and executive officers. The number of shares of our common stock beneficially owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock options or other rights. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

The address for each person identified below is care of Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) during fiscal year 2010, and each of our three other most highly compensated executive officers are referred to as the “Named Executive Officers” or “NEOs.”

Set forth below is certain information with respect to beneficial ownership of our common stock as of March 14, 2011 by each of our NEOs and each of our directors, as well as the directors and all executive officers as a group:

		Percentage of
	Number of	Outstanding
Name of Beneficial Owner	Shares(1)	Shares(2)

Richard J. Alario(3)	1,477,605	1.04%
David J. Breazzano(4)	377,541	*
Lynn R. Coleman	34,970	*
Kevin P. Collins(5)	93,894	*
William D. Fertig(6)	120,651	*
W. Phillip Marcum(7)	143,894	*
Ralph S. Michael, III(8)	67,691	*
William F. Owens	14,193	*
Robert K. Reeves	35,674	*
Carter A. Ward(9)	—	*
J. Robinson West(10)	39,994	*
Arlene M. Yocum	34,970	*
Kim B. Clarke(11)	324,293	*
Don D. Weinheimer(12)	252,742	*
T. M. Whichard III(13)	334,466	*
Newton W. Wilson III(14)	676,196	*
Current Directors and Executive Officers as a group (24 persons, including the persons listed above)(15)	4,030,774	2.83%

*	Less than 1%

(1)	Includes all shares with respect to which each director or executive officer directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares and/or the power to dispose or to direct the disposition of such shares. Includes shares that may be purchased under stock options that are exercisable currently or within 60 days after March 14, 2011.

(2)	An individual’s percentage ownership of common stock outstanding is based on 142,623,972 shares of our common stock outstanding as of March 14, 2011. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	Includes 431,000 shares issuable upon the exercise of vested options. Includes 750,223 shares of restricted stock that have not vested.

(4)	Includes 50,000 shares of common stock issuable upon the exercise of vested options.

(5)	Includes 10,000 shares of common stock issuable upon the exercise of vested options.

(6)	Includes 35,000 shares of common stock issuable upon the exercise of vested options.

(7)	Includes 50,000 shares of common stock issuable upon the exercise of vested options.

(8)	Includes 2,000 shares held jointly with Mr. Michael’s spouse.

(9)	Does not include 14,209,861 shares of common stock beneficially owned by OFS Holdings Finance, LLC (“OFS Finance”) and reported in the beneficial ownership table below. Mr. Ward is the managing director of ArcLight Capital Holdings, LLC, which is the sole manager of ArcLight PEF GP III, LLC, the general partner of ArcLight Energy Partners Fund III, L.P., which owns the membership interests of OFS Finance. Accordingly, Mr. Ward may be deemed to beneficially own the shares of common stock beneficially owned by OFS Finance; however, Mr. Ward has disclaimed beneficial ownership of these securities.

(10)	Includes 10,000 shares of common stock issuable upon the exercise of vested options.

(11)	Includes 72,250 shares of common stock issuable upon the exercise of vested options. Also includes 172,694 shares of restricted stock that have not vested.

(12)	Includes 36,000 shares of common stock issuable upon the exercise of vested options. Also includes 122,992 shares of restricted stock that have not vested.

(13)	Includes 275,571 shares of restricted stock that have not vested.

(14)	Includes 197,250 shares of common stock issuable upon the exercise of vested options. Also includes 298,633 shares of restricted stock that have not vested.

(15)	Includes 206,575 shares of common stock issuable upon the exercise of vested options. Also includes 467,601 shares of restricted stock that have not vested.

The following table sets forth, as of March 14, 2011, certain information regarding the beneficial ownership of common stock by each person, other than our directors or executive officers, who is known by us to own beneficially more than 5% of the outstanding shares of our common stock.

	Shares Beneficially
	Owned
Name and Address of Beneficial Owner	Number	Percent(1)

The Guardian Life Insurance Company of America(2)	9,462,870	6.63%
388 Market Street, Suite 1700 San Francisco, CA 94111
MHR Fund Management LLC(3)	16,666,419	11.69%
40 West 57th Street, 24th Floor New York, NY 10019
Blackrock, Inc.(4)	11,397,488	7.99%
40 East 52nd Street New York, NY 10022
OFS Holdings Finance, LLC(5)	14,209,861	9.96%
200 Clarendon Street, 55th Floor Boston, MA 02117

(1)	The percentage ownership of common stock outstanding is based on 142,623,972 shares of our common stock outstanding as of March 14, 2011.

(2)	As reported on Amendment No. 4 to Schedule 13G/A filed with the SEC on February 9, 2011 on behalf of The Guardian Life Insurance Company of America, Guardian Investor Services LLC and RS Investment Management Co. LLC relating to shared voting and disposition power over an aggregate amount of 9,462,870 shares.

(3)	As reported on Amendment No. 4 to Schedule 13G/A filed with the SEC on February 12, 2010 on behalf of MHR Institutional Partners III LP, MHR Institutional Advisors III LLC, MHR Fund Management LLC and Mark H. Rachesky, M.D. relating to an aggregate amount of 16,666,419 shares held for the accounts of MHR Institutional Partners II LP, MHR Institutional Partners IIA LP and MHR Institutional Partners III LP.

(4)	As reported on Schedule 13G filed with the SEC on February 7, 2011 by BlackRock, Inc. relating to the sole voting and disposition power over an aggregate amount of 11,397,488 shares held by BlackRock, Inc.

(5)	As reported on Amendment No. 1 to Schedule 13D/A filed with the SEC on January 18, 2011 by OFS Energy Services, LLC, OFS Holdings, LLC, OFS Holdings Finance, LLC, ArcLight Energy Partners Fund III, L.P., ArcLight PEF GP III, LLC, ArcLight Capital Partners, LLC, ArcLight Capital Holdings, LLC, Daniel R. Revers and Robb E. Turner. ArcLight Capital Holdings, LLC (“ArcLight Capital”) is the sole manager of ArcLight PEF GP III, LLC (“ArcLight GP III”), the general partner of ArcLight Energy Partners Fund III, L.P. (“ArcLight Energy”), which owns the membership interests of OFS Holdings Finance, LLC (“OFS Finance”), the controlling owner of OFS Holdings, LLC (“OFS Holdings”), the controlling owner of OFS Energy Services, LLC (“OFS Energy”). Mr. Revers and Mr. Turner are each managers of ArcLight Capital. According to the Schedule 13D/A, OFS Energy has direct beneficial ownership of 2,839,825 shares of common stock, OFS Holdings has direct beneficial ownership of 18,485 shares of common stock and indirect beneficial ownership of the 2,839,825 shares of common stock beneficially owned by OFS Energy, OFS Finance has direct beneficial ownership of 11,351,551 shares of common stock and indirect beneficial ownership of the 2,858,310 shares beneficially owned by OFS Holdings, and each of ArcLight Capital, ArcLight GP III, ArcLight Energy, Mr. Revers and Mr. Turner has indirect beneficial ownership of the 14,209,861 shares of common stock beneficially owned by OFS Finance.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. Currently, the Board has set the number of directors at twelve. There are four Class I directors, four Class II directors and four Class III directors. At this year’s annual meeting, the terms of our Class II directors will expire. Mr. David J. Breazzano, a Class II director, has notified us that he will retire as a director and not stand for re-election to the Board. Mr. Breazzano’s decision was not a result of any disagreement with us. Following the annual meeting, the number of directors will be set at eleven. The Class II directors elected at this year’s annual meeting will serve three-year terms expiring at the annual meeting in 2014, until their successors are elected and qualified, or the earlier of their death, resignation or removal. The Class III and Class I directors will serve until the annual meetings of stockholders to be held in 2012 and 2013, respectively, until their respective successors are elected and qualified, or the earlier of their death, resignation or removal.

The persons named in the enclosed proxy will vote to elect as Class II directors William D. Fertig, Robert K. Reeves and J. Robinson West, unless you indicate on your proxy card that your shares should be withheld from one or more of the nominees or you return a signed proxy card without indicating your vote. Our Corporate Governance and Nominating (“CGN”) Committee has recommended, and the Board has nominated, each of the nominees for election as Class II directors. Each of the nominees is currently a member of the Board and was previously elected to the Board at the annual meeting of stockholders held in 2008.

Each of the nominees has indicated his willingness to serve, if elected. However, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board.

There are no family relationships between or among any of our officers and our directors. Robert K. Reeves, a Class II director, is an executive officer of one of our customers. Carter A. Ward, a Class III director, is the manager of the general partner of the indirect, majority owner of one of our customers. For additional information regarding these relationships, see the discussion below under the heading “Certain Relationships and Related Party Transactions” under “Corporate Governance.”

Below are the names, ages and certain other information of each nominee for election as a Class II director and each other member of our Board, including information each director has given us about all positions he or she holds, his or her principal occupation and business experience for the past five years and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors exhibit high standards of integrity, honesty and ethical values. Information with respect to the number of shares of common stock beneficially owned by each director as of March 14, 2011 appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Nominees for Term Expiring in 2014 (Class II Directors)

William D. Fertig, age 54, has been a member of the Board since April 2000. He has been Co-Chairman and Chief Investment Officer of Context Capital Management, an investment advisory firm, since 2002. From 1990 through April 2002, Mr. Fertig was a Principal and a Senior Managing Director of McMahan Securities, a broker dealer firm specializing in convertible securities, high-yield and derivative securities. Mr. Fertig previously served in various senior capacities at Drexel Burnham Lambert and Credit Suisse First Boston from 1980 through 1990. He holds a BS from Allegheny College and an MBA from the Stern Business School of New York University. We believe Mr. Fertig’s qualifications to serve on our Board include his investment and market expertise.

Robert K. Reeves, age 53, has been a member of the Board since October 2007. He is Senior Vice President, General Counsel and Chief Administrative Officer of Anadarko Petroleum Corporation, an independent oil and gas exploration and production company. From 2004 to February 2007, Mr. Reeves served as Senior Vice President, Corporate Affairs & Law and Chief Governance Officer of Anadarko. Prior to joining Anadarko, he served as Executive Vice President, Administration and General Counsel of North Sea New Ventures from 2003 to 2004, and as Executive Vice President, General Counsel and Secretary of Ocean Energy, Inc. and its predecessor companies from 1997 to 2003, both energy exploration and production companies. Since 2008, Mr. Reeves has served as a director of Western Gas Holdings, LLC, a subsidiary of Anadarko and general partner of Western Gas Partners, LP. He holds a BA and JD from Louisiana State University. We believe Mr. Reeves’ qualifications to serve on our Board include his experience in both legal and business matters as well as his upstream exploration and production experience.

J. Robinson West, age 64, has been a member of the Board since November 2001. He is the founder and CEO, and since 1984 has served as Chairman, of PFC Energy, strategic advisers to international oil and gas companies, national oil companies, and petroleum ministries. Previously, Mr. West served as U.S. Assistant Secretary of the Interior with responsibility for offshore oil leasing policy from 1981 through 1983. He was Deputy Assistant Secretary of Defense for International Economic Affairs from 1976 through 1977 and a member of the White House Staff from 1974 through 1976. He is currently a member of the Council on Foreign Relations and the National Petroleum Council, and serves as Chairman of the Board of the United States Institute of Peace. Mr. West is also a director of Cheniere Energy, Inc., Magellan Petroleum Corporation and Stewart & Stevenson LLC. He holds a BA from the University of North Carolina at Chapel Hill and a JD from Temple University Law School. We believe Mr. West’s qualifications to serve on our Board include his extensive industry knowledge as well as his knowledge of legal matters being a trained attorney.

Directors Whose Term Expires in 2012 (Class III Directors)

Richard J. Alario, age 56, has been a member of the Board since May 2004. Mr. Alario joined Key as President and Chief Operating Officer effective January 1, 2004. On May 1, 2004, he was promoted to Chief Executive Officer and appointed to the Board. He was elected Chairman of the Board on August 25, 2004. Prior to joining Key, Mr. Alario was employed by BJ Services Company, an oilfield services company, where he served as Vice President from May 2002 after OSCA, Inc. was acquired by BJ Services. Prior to joining BJ Services, Mr. Alario had over 21 years of service in various capacities with OSCA, an oilfield services company, most recently serving as its Executive Vice President. He currently serves as director and chairman of the Health, Safety, Security and Environmental Committee of the National Ocean Industries Association. He is a member of the U.S.-Arab Chamber of Commerce. He also was a director of Seahawk Drilling, Inc., serving as Chair of its Compensation Committee and as a member of its Corporate Governance Committee from August 2009 until February 2011. Mr. Alario holds a BA from Louisiana State University. We believe Mr. Alario’s qualifications to serve on our Board include his extensive experience of over 30 years in the oilfield services business, including his service as Key’s President and Chief Executive Officer.

Ralph S. Michael, III, age 56, has been a member of the Board since March 2003. He has served as President and Chief Executive Officer of Fifth Third Bank, Cincinnati Region, since December 2010. Mr. Michael was President and Chief Operating Officer of the Ohio Casualty Insurance Company from July 2005 until its sale in August 2007. From 2004 through July 2005, Mr. Michael served as Executive Vice President and Manager of West Commercial Banking for U.S. Bank, National Association and then as Executive Vice President and Manager of Private Asset Management for U.S. Bank. He also served as President of U.S. Bank Oregon from 2003 to 2005. From 2001 to 2002, he served as Executive Vice President and Group Executive of PNC Financial Services Group, with responsibility for PNC Advisors, PNC Capital Markets and PNC Leasing. He is a director of AK Steel Corporation; FBR Capital Markets Corporation; Arlington Asset Investment Corporation; Cincinnati Bengals, Inc.; and Xavier University. Previously, he served as a director for Integrated Alarm Services Group, Inc. from 2003 to 2007, and for Ohio Casualty Corporation from 2002 to 2005. He holds a BA from Stanford University and an MBA from the Graduate School of Management of the University of California Los Angeles. We believe Mr. Michael’s qualifications to serve on our Board include the broad business and finance background obtained through his more than 30 years experience working in financial services, much of which has been in executive management positions, as well as his extensive experience as a corporate board member, including his service on our and other companies’ audit committees, all of which have designated him as an “audit committee financial expert.”

Carter A. Ward, age 38, has been a member of the Board since November 2010. Mr. Ward is a Managing Director of ArcLight Capital Partners, LLC, a private equity firm focused exclusively on the energy industry headquartered in Boston, Massachusetts. Mr. Ward served on the board of directors of MYR Group Inc. from 2006 to December 2007 when he resigned in connection with the closing of a private placement in 2007 and was re-appointed to its board as the designee of Friedman, Billings, Ramsey & Co., Inc. in January 2008 until his resignation in June 2010. While serving on the MYR board of directors, Mr. Ward was a member of the Audit Committee and Nominating & Governance Committee. Prior to joining ArcLight in 2001, he was a Vice President at McManus & Miles, a boutique investment bank that specializes in financial advisory and private placement services for companies in the power and energy industries. Mr. Ward earned a BS in Operations Research & Industrial Engineering from Cornell University. We believe Mr. Ward’s qualifications to serve on our Board include his investment and market expertise.

Arlene M. Yocum, age 53, has been a member of the Board since October 2007. Ms. Yocum has been Executive Vice President, Managing Executive of Client Service and Distribution for PNC’s Asset Management Group since 2003. Prior to that, she served as an Executive Vice President of PNC’s Institutional Investment Group from 2000 to 2003. Ms. Yocum was a director of Protection One, Inc until 2010. She holds a JD from Villanova School of Law and a BA from Dickinson College. We believe Ms. Yocum’s qualifications to serve on our Board include her extensive business experience, including her investment and finance expertise and her designation as an “audit committee financial expert,” as well as her knowledge of legal matters being a trained attorney.

Directors Whose Term Expires in 2013 (Class I Directors)

Lynn R. Coleman, age 71, has been a member of the Board since October 2007. As a partner in the firm of Skadden, Arps, Slate, Meagher and Flom LLP, Mr. Coleman founded and led the firm’s energy practice for 20 years. He retired from the Skadden partnership in 2007. Prior to joining Skadden, Mr. Coleman served as the General Counsel of the U.S. Department of Energy and later as Deputy Secretary. From March 2008 through April 2010, Mr. Coleman served on the Supervisory Board of Lyondell Basell Industries, a large chemical company with operations in the U.S. and internationally. In May 2008, he also was appointed to the board of directors (non-executive Chair) of Total Holdings USA, Inc., a U.S. subsidiary of a large international oil company. In June 2010, Mr. Coleman was appointed to the board of directors of Defense Group Inc., a privately-owned corporation headquartered in Washington, D.C. In 2007 and 2008, he was a lecturer at the University of Virginia School of Law, offering a seminar on energy and environmental law. He has also been appointed adjunct professor at the University of Texas School of Law offering a similar seminar. He holds an LLB degree from the University of Texas and a BA from Abilene Christian College. We believe Mr. Coleman’s qualifications to serve on our Board include his extensive experience practicing law in the energy industry, including his 20 years as a senior partner and leader of the energy practice at a prominent global law firm. He has wide ranging experience with energy transactions, litigation, government policy and regulation, in the U.S. and other countries. He has also served as managing partner and in similar management positions over other large groups of attorneys. His responsibilities included decisions concerning strategic planning, hiring, partnership advancement, attorney evaluations, direction of work of other attorneys and management of client relationships.

Kevin P. Collins, age 60, has been a member of the Board since March 1996. He has been Managing Member of The Old Hill Company LLC since 1997, a company he founded that provides corporate finance and management consulting services. From 1992 to 1997, he served as a principal of JHP Enterprises, Ltd., and from 1985 to 1992, as Senior Vice President of DG Investment Bank, Ltd., both of which were engaged in providing corporate finance and advisory services. Mr. Collins was a director of WellTech, Inc. from January 1994 until March 1996, when WellTech was merged into Key. Mr. Collins is also a director of PowerSecure International, Inc.; Antioch Company LLC; and Applied Natural Gas Fuels, Inc. (formerly PNG Ventures, Inc.). He holds BS and MBA degrees from the University of Minnesota. Mr. Collins is a CFA Charterholder. We believe Mr. Collins’ qualifications to serve on our Board include his extensive knowledge of Key and our industry, his analytical business background (he holds an MBA and is a Chartered Financial Analyst), his experience working on strategic transactions, as well as his lending and advisory experience with large financial institutions and his extensive experience serving on boards of directors, including his service on our and other companies’ audit committees.

W. Phillip Marcum, age 67, has been a member of the Board since March 1996. He was a director of WellTech, Inc. from January 1994 until March 1996, when WellTech was merged into Key. From October 1995 until March 1996, Mr. Marcum was the non-executory Chairman of the Board of WellTech. Previously, from January 1991 until April 2007, when he retired, he was Chairman of the Board, President and Chief Executive Officer of PowerSecure International, Inc. (formerly known as Metretek Technologies, Inc., and prior to that, known as Marcum Natural Gas Services, Inc.). Mr. Marcum also serves as Chairman of the Board of ADA-ES, a Denver, Colorado based company, and Chairman of the Board of Applied Natural Gas Fuels, Inc. (formerly PNG Ventures, Inc.), a West Lake Village, California based company. He is presently a principal in MG Advisors, LLC. He holds a BBA from Texas Tech University. We believe Mr. Marcum’s qualifications to serve on our Board include his experience serving on other public companies’ boards of directors and his extensive business knowledge working with other public companies in the energy industry, including his founding and running of Marcum Natural Gas Services, Inc., which has since grown into a public company known as PowerSecure International, Inc.

William F. Owens, age 60, has been a member of the Board since January 2007. He served as Governor of Colorado from 1999 to 2007, as Colorado State Treasurer from 1995 to 1999, and, prior to that, as a member of the Colorado State Senate and the Colorado State House of Representatives. Before his public service, Mr. Owens was on the consulting staff at Touche Ross & Co. (now Deloitte & Touche, LLP) and served as Executive Director of the Colorado Petroleum Association, which represented more than 400 energy firms doing business in the Rocky Mountains region. Currently, he is a Managing Partner of Front Range Resources, a Denver-based land and water development firm. He is also currently a Senior Advisor for PCL Construction Enterprises, Inc. Mr. Owens serves on the boards of Cloud Peak Energy Inc.; Keating Capital, Inc.; and FESCO Transport Group (a Russian listed company which owns and operates ports, railroads and container ships). Previously, from 2007 through 2009, he served on the board of Highlands Acquisition Corp. Mr. Owens holds a masters degree in Public Affairs from the University of Texas at Austin and earned his BS at Stephen F. Austin State University. He is also a Senior Fellow at the University of Denver’s Institute for Public Policy Studies. We believe Mr. Owens’ qualifications to serve on our Board include his wide-ranging background and experience in business, public policy, management and energy.

Board Recommendation

The Board of Directors believes that approval of the election of William D. Fertig, Robert K. Reeves and J. Robinson West to serve as Class II directors is in our best interests and the best interests of our stockholders and therefore recommends a vote FOR each of the nominees.

CORPORATE GOVERNANCE

General

This section describes the principal corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, committee charters and codes of business conduct described below are available on our website at www.keyenergy.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010. Our Board strongly believes that good corporate governance is important to ensure that Key is managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualifications and responsibilities, Board committee responsibilities, director compensation and tenure, director orientation and continuing education, access to management and independent advisors, succession planning and management development, and Board and committee performance evaluations. The CGN Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines and recommending proposed changes to the Board, as appropriate. The Corporate Governance Guidelines are posted on our website at www.keyenergy.com. We will provide these guidelines in print, free of charge, to stockholders who request them.

Director Independence

Under applicable rules of the New York Stock Exchange, or NYSE, a director will only qualify as “independent” if our Board affirmatively determines that he or she has no direct or indirect material relationship with Key. In addition, all members of the Audit Committee, Compensation Committee and CGN Committee are also required to meet the applicable independence requirements set forth in the rules of the NYSE and the SEC.

The Board has determined that, except for Mr. Alario, who serves as our President and CEO, and Mr. Ward, each of our current directors is independent within the meaning of the foregoing rules. Further, the Board considered Mr. Reeves’ position as an executive officer with one of our customers, Anadarko Petroleum Corporation, and determined that the relationship between Anadarko and Key does not affect Mr. Reeves’ independence. The Board also considered Mr. Ward’s position as a member, and a managing director of the sole manager, of the general partner of the indirect, majority owner with one of our customers, Element Petroleum, LP, and determined that the relationship between Element and Key does not affect Mr. Ward’s independence. Nevertheless, because Mr. Ward is the managing director of ArcLight Capital Holdings, LLC, which is the sole manager of ArcLight PEF GP III, LLC, the general partner of ArcLight Energy Partners Fund III, L.P., which owns the membership interests of OFS Holdings Finance, LLC (“OFS Finance”), he may be deemed to beneficially own the 14,209,861 shares of the Company’s Common Stock beneficially owned by OFS Finance. As a result, the Board determined that Mr. Ward has a material relationship with Key that precludes a determination of independence under the applicable rules of the NYSE. For additional information regarding these relationships, see the discussion below under the heading “Certain Relationships and Related Party Transactions.”

Board Leadership Structure

We operate under a leadership structure in which our CEO also serves as Chairman of the Board. Our Board consists of Mr. Alario, the CEO and Chairman of the Board, and eleven other directors (ten other directors, following the annual meeting). Our Corporate Governance Guidelines provide that, unless the Chairman of the Board is an independent director, the Board will select a Lead Director from among the independent directors to act as a liaison between the non-management directors and management, chair the executive sessions of non-management directors and consult with the Chairman of the Board on agendas for

Board meetings and other matters. Our Corporate Governance Guidelines also provide that non-management directors will meet in executive session on a regular basis without management present.

As described further below under “Board Committees,” we have five standing committees — the Audit Committee, the Compensation Committee, the Equity Award Committee, the CGN Committee and the Executive Committee. Other than the Executive Committee and the Equity Award Committee, on which Mr. Alario serves, each of the Board committees consists solely of independent directors, and each committee has a separate chair.

We believe that we are well-served by this leadership structure, which is a configuration commonly utilized by other public companies in the United States. We have a single leader for Key who sets the tone and has primary responsibility for our operations. We believe this structure provides clear leadership, not only for Key, but for our Board. General oversight of the business operations is provided by experienced independent directors with an independent Lead Director and separate committee chairs. We believe that having a combined Chairman / CEO, independent chairs for each of our Board committees (other than the Equity Award Committee and the Executive Committee) and an independent Lead Director provides the right form of leadership for Key and our stockholders.

However, our Board believes that no single organizational model will provide the most effective leadership structure in all circumstances. Accordingly, the Board may periodically consider whether the offices of CEO and Chairman should continue to be combined and who should serve in such capacities, and it retains the authority to separate the positions of CEO and Chairman if it deems appropriate in the future.

Director Nomination Process

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our CGN Committee applies the criteria set forth in the guidelines contained in the Selection Process for New Director Candidates, which are available in the “Corporate Governance” section of our website, www.keyenergy.com. These criteria include the candidate’s integrity, business acumen, a commitment to understand our business and industry, experience, conflicts of interest and the ability to act in the interests of all stockholders. The CGN Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee.

Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. The Selection Process for New Director Candidates tasks the CGN Committee with recommending director candidates who will assist in achieving this mix of Board members having diverse professional backgrounds and a broad spectrum of knowledge, experience and capability. At least once a year, the committee reviews the size and structure of the Board and its committees, including recommendations on Board committee structure and responsibilities. In accordance with NYSE requirements, the CGN Committee also oversees an annual performance evaluation process for the Board, the Audit Committee, the Compensation Committee and the CGN Committee. In this process, anonymous responses from directors on a number of topics, including matters related to experience of Board and committee members, are discussed in executive sessions at Board and committee meetings. Although the effectiveness of the policy to consider diversity of director nominees has not been separately assessed, it is within the general subject matter covered in the CGN Committee’s annual assessment and review of Board and committee structure and responsibilities, as well as within the Board and committee annual performance evaluation process.

Any stockholder entitled to vote for the election of directors may propose candidates for consideration for nomination for election to the Board. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting. Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the CGN Committee or the Board, by following the procedures set forth under the heading “Stockholder Proposals for the 2012 Annual Meeting” below. Candidates nominated by stockholders in accordance with procedures set forth in the bylaws will not be included in our proxy card for the next annual meeting.

Board Role in Risk Oversight

The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to Key, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chair of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. In addition, as part of its charter, the Audit Committee regularly reviews and discusses with management, our internal auditors and our independent registered public accounting firm, Key’s policies relating to risk assessment and risk management. The Compensation Committee also specifically reviews and discusses risks that relate to compensation policies and practices. During 2011, we continue to engage in a comprehensive enterprise risk management process by evaluating our existing and emerging risk exposures and then implementing appropriate design plans to manage such risks.

Board Meetings and Attendance

The Board held nine meetings, either in person or by teleconference, during 2010. During that year, each of our directors attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All of our directors attended the 2010 annual meeting, and we expect substantially all of our directors to attend the 2011 annual meeting.

Board Committees

The Board has established five standing committees — Audit Committee, Compensation Committee, Equity Award Committee, CGN Committee and Executive Committee. Current copies of the charters of each of the Audit, Compensation and CGN Committees are posted on the “Corporate Governance” section of our website, www.keyenergy.com.

The Board has determined that all of the members of each of the Board’s standing committees, other than the Executive Committee and Equity Award Committee, are independent under the NYSE rules, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Audit Committee

The responsibilities of the Audit Committee include the following:

•	appointing, evaluating, approving the services provided by and the compensation of, and assessing the independence of, our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing with the internal auditors and our independent registered public accounting firm the overall scope and plans for audits, and reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing and discussing with management and the independent registered public accounting firm our system of internal controls, financial and critical accounting practices and policies relating to risk assessment and risk management;

•	reviewing the effectiveness of our system for monitoring compliance with laws and regulations; and

•	preparing the Audit Committee report required by SEC rules (which is included under the heading “Report of the Audit Committee” below).

The current members of our Audit Committee are Messrs. Collins, Michael and Owens and Ms. Yocum. Ms. Yocum is the chair of the Audit Committee. All members of the Audit Committee meet the financial literacy standard required by the NYSE rules and at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, as required by the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring that each public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, satisfies all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	an ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by Key’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls over financial reporting; and

•	an understanding of audit committee functions.

The Board has determined that Ms. Yocum and Mr. Michael satisfy the definition of “audit committee financial expert,” and designated each of Ms. Yocum and Mr. Michael as an “audit committee financial expert.”

The Audit Committee held eleven meetings in 2010. In addition, members of the Audit Committee speak regularly with our independent registered public accounting firm and separately with the members of management to discuss any matters that the Audit Committee or these individuals believe should be discussed, including any significant issues or disagreements concerning our accounting practices or financial statements. For further information, see “Report of the Audit Committee” below.

The Audit Committee has the authority to retain legal, accounting or other experts that it determines to be necessary or appropriate to carry out its duties. We will provide the appropriate funding, as determined by the Audit Committee, for the payment of compensation to our independent registered public accounting firm and to any legal, accounting or other experts retained by the Audit Committee and for the payment of the Audit Committee’s ordinary administrative expenses necessary and appropriate for carrying out the duties of the Audit Committee.

The Audit Committee charter provides that no member of the Audit Committee shall simultaneously serve on the audit committees of more than three public companies (including our Audit Committee) unless the Board has determined that such simultaneous service would not impair his or her ability to effectively serve on our Audit Committee. Mr. Michael currently serves on our Audit Committee and the audit committees of the following other three public companies: AK Steel Corporation; Arlington Asset Investment Corporation; and FBR Capital Markets Corporation. The Board determined, prior to his becoming a member of FBR Capital Markets’ audit committee, that Mr. Michael’s simultaneous service on four public companies’ audit committees would not impair his ability to effectively serve on our Audit Committee.

The charter of our Audit Committee can be accessed on the “Corporate Governance” section of our website, www.keyenergy.com.

Compensation Committee

The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The responsibilities of the Compensation Committee include the following:

•	reviewing and approving corporate goals and objectives relevant to the compensation of the CEO;

•	evaluating the CEO’s performance in light of corporate goals and objectives and, together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•	reviewing and approving the compensation of senior executive officers other than the CEO;

•	reviewing and approving any incentive-compensation plans or equity-based plans;

•	overseeing the activities of the individuals and committees responsible for administering incentive-compensation plans or equity-based plans, including the 401(k) plan; and discharging any responsibilities imposed on the Compensation Committee by any of these plans;

•	approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained;

•	in consultation with management, overseeing regulatory compliance with respect to compensation matters, including overseeing Key’s policies on structuring compensation programs to preserve tax deductibility;

•	making recommendations to the Board with respect to any severance or similar termination payments proposed to be made to any current or former senior executive officer or member of senior management of Key;

•	reviewing and recommending director compensation to the Board;

•	preparing an annual report of the Compensation Committee on executive compensation for inclusion in Key’s annual proxy statement or annual report in accordance with applicable SEC rules and regulations; and

•	reviewing and approving the Compensation Disclosure and Analysis for inclusion in Key’s annual proxy statement or annual report in accordance with applicable SEC rules and regulations.

The current members of the Compensation Committee are Messrs. Breazzano, Fertig, Marcum, Reeves and West, all of whom are independent, non-management members of the Board. Mr. Reeves is the chair of the Compensation Committee. No Compensation Committee member participates in any of our employee compensation programs other than the Key Energy Services, Inc. 2009 Equity and Cash Incentive Plan, and prior grants under the Key Energy Services, Inc. 2007 Equity and Cash Incentive Plan and the Key Energy Group, Inc. 1997 Incentive Plan. The Compensation Committee held seven meetings in 2010.

The Compensation Committee has the sole authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate in order to carry out its responsibilities, without seeking approval of the Board or management. With respect to compensation consultants retained to assist in the evaluation of director, CEO or executive officer compensation, this authority is vested solely in the Compensation Committee.

The charter of our Compensation Committee can be accessed on the “Corporate Governance” section of our website, www.keyenergy.com.

Equity Award Committee

Mr. Alario is the chair and sole member of the Equity Award Committee. Subject to certain exceptions and limitations, the Compensation Committee has delegated to the Equity Award Committee the ability to grant equity awards under our equity incentive plans to those employees who are not executive officers, usually in connection with new hires and promotions. During 2010, the Compensation Committee authorized the Equity Award Committee to make grants up to an aggregate of 150,000 stock options and/or shares of restricted stock to eligible employees during this calendar year, but no more than 20,000 per grant or in the aggregate to any single employee during a twelve-month period. For 2011, the Compensation Committee reset this authority, which terminates on January 27, 2012. Reports of equity grants made by the Equity Award Committee are included in the materials presented at the Compensation Committee’s regularly scheduled meetings.

Corporate Governance and Nominating Committee

The responsibilities of the CGN Committee include the following:

•	identify and recommend individuals to the Board for nomination as members of the Board and its committees, consistent with criteria approved by the Board;

•	develop and recommend to the Board corporate governance guidelines applicable to Key; and

•	oversee the evaluation of the Board and management of Key.

The CGN Committee is composed entirely of independent directors, as that term is defined by applicable NYSE rules. The current members of the CGN Committee are Messrs. Fertig, Breazzano, Coleman, Marcum and West. Mr. Fertig is the chair of the CGN Committee. The CGN Committee held six meetings in 2010.

The CGN Committee has the authority and funding to retain counsel and other experts or consultants, including the sole authority to select, retain and terminate any search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.

The charter of our CGN Committee can be accessed on the “Corporate Governance” section of our website, www.keyenergy.com.

Executive Committee

The Executive Committee’s membership consists of the CEO and Chairman of the Board, the Lead Director and the chair of each of the Audit Committee, Compensation Committee and CGN Committee. The Executive Committee only acts in place of the Board in situations where it may be impracticable to assemble the full Board to consider a matter on a timely basis. Any action by the Executive Committee will be promptly reported to the full Board. Currently, Messrs. Alario, Fertig, Michael and Reeves and Ms. Yocum serve on the Executive Committee. The Executive Committee held three meetings in 2010.

Code of Business Conduct and Code of Business Conduct for Members of the Board of Directors

Our Code of Business Conduct applies to all of our employees, including our CEO, CFO and senior financial and accounting officers. In addition, we have a Code of Business Conduct for Members of the Board of Directors. Among other matters, the Code of Business Conduct and the Code of Business Conduct for Members of the Board of Directors establish policies to deter wrongdoing and to promote both honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest, compliance with applicable laws, rules and regulations, full, fair, accurate, timely and understandable disclosure in public communications and prompt internal reporting of violations of the Code of Business Conduct. We also have an Ethics Committee, composed of members of management, which administers our ethics and compliance program with respect to our employees. In addition, we provide an ethics line for reporting any violations on a confidential basis. Copies of our Code of Business Conduct and the Code of Business Conduct for Members of the Board of Directors are available on our website at www.keyenergy.com. We will post on our Internet website all waivers to or amendments of our Code of Business Conduct and the Code of Business Conduct for Members of the Board of Directors that are required to be disclosed by applicable law and the NYSE listing standards.

Report of the Audit Committee

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2010 and has discussed these financial statements with the Company’s management and independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Grant Thornton LLP, the Company’s independent registered public accounting firm, various communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence). The Audit Committee has discussed with the independent registered public accounting firm their independence from Key.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

By the Audit Committee of the Board of Directors

Arlene M. Yocum, Chair
Kevin P. Collins
Ralph S. Michael, III
William F. Owens

Executive Officers

Below are the names, ages and certain other information on each of our executive officers, other than Mr. Alario, whose information is provided above.

Newton W. “Trey” Wilson III, age 60, Executive Vice President and Chief Operating Officer. Mr. Wilson was appointed Executive Vice President and Chief Operating Officer on June 25, 2008. He joined Key as Senior Vice President and General Counsel on January 24, 2005 and was later appointed Secretary effective January 24, 2005. Previously, Mr. Wilson served as Senior Vice President, General Counsel and Secretary of Forest Oil Corporation, an oil and gas exploration company which he joined in November 2000. Prior to joining Forest Oil, Mr. Wilson was a consultant to the oil industry as well as an executive for two oil and gas companies, Union Texas Petroleum and Transco Energy Company. He also serves as a director for IROC Energy Services Corp., an Alberta-based oilfield services company in which Key has an equity investment, as well as OOO Geostream Services Group and AlMansoori-Key Energy Services, LLC, both international oilfield services joint venture entities of Key based in the Russian Federation and the United Arab Emirates, respectively. Mr. Wilson received a BBA from Southern Methodist University and a JD from the University of Texas.

T. M. “Trey” Whichard III, age 52, Senior Vice President and Chief Financial Officer. Mr. Whichard joined Key as its Senior Vice President and Chief Financial Officer on March 26, 2009. Mr. Whichard was retired prior to joining Key. Prior to his retirement in early 2006, he was Vice President and Chief Financial Officer for BJ Services Company. Mr. Whichard served in various financial capacities at BJ Services from 1989 until his retirement in 2006, including Vice President, Treasurer and Tax Director. He received a BBA in Accounting from Sam Houston State University.

Kim B. Clarke, age 55, Senior Vice President, Administration and Chief People Officer. Ms. Clarke joined Key on November 22, 2004 as Vice President and Chief People Officer. She was elected as an executive officer in January 2005 and, since January 1, 2006, she has served as our Senior Vice President and Chief People Officer (as of March 25, 2009, her title was changed to Senior Vice President, Administration and Chief People Officer). Her responsibilities include Human Resources, Health, Safety and Environmental as well as Information Technology. Previously, from 1999 to 2004, Ms. Clarke served as Vice President of Human Resources for GC Services, a teleservicing and collection services company. Prior to that, she served in a number of senior level human resource roles for Browning Ferris Industries (BFI), a waste management company, from 1988 to 1997 and as BFI’s Vice President Human Resources from 1997 to 1999. Ms. Clarke’s 30 years of work experience also includes industry experience with Baker Service Tools and National Oilwell. Ms. Clarke holds a BS degree from the University of Houston.

Kimberly R. Frye, age 42, Senior Vice President, General Counsel and Secretary. Ms. Frye joined Key in October 2002 as Associate General Counsel and was promoted to her current position as Senior Vice President, General Counsel and Secretary in July 2008. Prior to joining Key, Ms. Frye was an attorney with Porter & Hedges, L.L.P. where her practice focused principally on corporate and securities law. Prior to attending law school, Ms. Frye worked as a federal bank examiner for the Federal Deposit Insurance Corporation. Ms. Frye received her BS in Corporate Finance and Investment Management from the University of Alabama in 1991 and her JD from the University of Houston in 1997.

J. Marshall Dodson, age 40, Vice President and Treasurer. Mr. Dodson joined Key as Vice President and Chief Accounting Officer on August 22, 2005 and served in that capacity until being appointed Vice President and Treasurer on June 8, 2009. From February 6, 2009 until Mr. Whichard’s election as Key’s new Chief Financial Officer on March 26, 2009, Mr. Dodson served in the additional capacity as interim principal financial officer. Prior to joining Key, Mr. Dodson served in various capacities at Dynegy, Inc., an electric energy production and services company, from 2002 to August 2005, most recently serving as Managing Director and Controller, Dynegy Generation since 2003. Mr. Dodson started his career with Arthur Andersen LLP in Houston, Texas in 1993, serving most recently as a senior manager prior to joining Dynegy, Inc. He also currently serves as a director of OOO Geostream Services Group, an oilfield services company in the Russian Federation in which Key holds a 50% interest. Mr. Dodson is a Certified Public Accountant and received a BBA from the University of Texas at Austin in 1993.

Don D. Weinheimer, age 52, Senior Vice President, Strategy, Marketplace Development and Technology. Mr. Weinheimer joined Key on October 2, 2006 as Senior Vice President of Business Development, Technology and Strategic Planning. On October 1, 2008, his role and title changed to Senior Vice President of Product Development, Strategic Planning and Quality, on November 1, 2009, he was promoted to Senior Vice President, Production Services, and in August 2010 his role changed to Senior Vice President, Strategy, Marketplace Development and Technology. Prior to joining Key, Mr. Weinheimer was with Halliburton Company, a global energy services company, serving as Vice President of Technology Globalization within its Energy Services Group from July 2006 to October 2006 and as Vice President of Innovation and Marketing in its Production Optimization Division from July 2004 to June 2006. Prior to that, Mr. Weinheimer served in various capacities within Halliburton and divisions of Halliburton since 1981. Mr. Weinheimer has over 28 years of industry experience, including international operational and business development experience in both the Middle East and Algeria. Mr. Weinheimer also currently serves as a director of OOO Geostream Services Group and AlMansoori-Key Energy Services, LLC, both international oilfield services joint venture entities of Key based in the Russian Federation and the United Arab Emirates, respectively. Mr. Weinheimer earned his BS degree in Agricultural Engineering from Texas A&M University.

Dennis C. Douglas, age 57, Senior Vice President, Fluid Management Services. Mr. Douglas joined Key as Operations Manager for the L.A. Basin in California in February 1997 in connection with Key’s acquisition of Dawson Production Services, Inc. He was promoted to Sales Manager for Key’s California Division in May 1998 and served in that capacity until he was promoted to Division Manager for California in October 2000. In June 2008, he was promoted to Group Vice President of Key’s Western Division until his promotion to Senior Vice President of Key’s U.S. Marketplace in October 2008. Mr. Douglas served in that capacity until he was promoted to Senior Vice President, Fluid Management Services on November 1, 2009. Prior to joining Key, Mr. Douglas worked during 1997 at Dawson Production Services, Inc. as Operations Manager. From 1993 to 1997, he worked at Nabors Well Service as Rig Supervisor. Prior to that, Mr. Douglas managed Homco’s rental and fishing tool division in California from 1989 until Homco merged with Weatherford International in 1993.

Guillermo A. Capacho, age 49, Senior Vice President, International. Mr. Capacho joined Key as Vice President, International Operations, Western Hemisphere in January 2010. Mr. Capacho’s role changed to Senior Vice President, International Operations in August of 2010 and his current position is Senior Vice President, International. Mr. Capacho brings over 24 years of industry experience and international operations knowledge, working previously with Halliburton where he held a variety of positions, most recent positions such as: Senior Global Business Development and Commercialization Manager, Global Drilling Technology Manager, Country Vice- President for Halliburton of Mexico, Regional Operations Manager for Latin America and Business Development Manager for Latin America in multiple product service lines, like Directional Drilling, Wireline and Perforating, and Security Drilling Bits. Mr. Capacho received a BA in Petroleum Engineering from University Industrial of Santander Colombia and a MBA from PLEP Halliburton/Texas A&M, College Station/Houston, TX.

Richard C. Jacquier, age 54, Vice President, Intervention Services. Mr. Jacquier was promoted to his current position of Vice President, Intervention Services at Key in September 2010 to lead Key’s Coiled-Tubing business. Prior to this promotion, he served as Senior Director of Special Projects for Key since May 2010. Before joining Key, Mr. Jacquier spent 30 years at Halliburton working field, area management, and global operations’ manager roles in Halliburton’s Production Enhancement product-service line both domestically and internationally. Prior to departing Halliburton, he held the position of director over their Global HSEQ organization. Mr. Jacquier has a Bachelors of Science degree in Mechanical Engineering from California State University at Sacramento and has completed Lean and Green Belt Six Sigma training through Villanova University.

F. Doug McDonald, age 57, Vice President, Business Development. Mr. McDonald joined Key in February 2008 and has served as an officer in the Company’s fishing and rental services segment. Beginning in November 2009, Mr. McDonald served in various capacities in business development and effective February 2011, Mr. McDonald was appointed to his current position of Vice President, Business Development. Prior to joining Key, from September 1984 until January 2008, he worked at Weatherford International, an oil and gas services and equipment company, the last three years of which he served in the position of Manager of U.S. Managed Accounts. He is also a veteran United States Army officer. Mr. McDonald received his BA from the University of Louisiana at Monroe.

Thomas R. Pipes, age 55, Vice President, Market Development. Mr. Pipes originally joined Key in 1982 and has served in various positions with the Company, including responsibility for the Company’s Permian Basin operations, business development well service rig operations and, most recently, industry relations. Effective February 2011, he was appointed to his current position of Vice President, Market Development.

Jeffrey S. Skelly, age 53, Senior Vice President, Rig Services. Mr. Skelly joined Key as its Senior Vice President, Rig Services effective on June 21, 2010. Mr. Skelly’s previous role was that of Chief Operating Officer at GEO Dynamics, a technology company focused on perforating systems and solutions, from November 2007 to January 2010. Previously he was President for Expro Groups Western Hemisphere Operations from January 2005 to June 2007. Jeff has also served in several roles at Halliburton including Global Manufacturing Operations Manager, Global Product Manager for Logging and Perforating, and Regional Manager for the Middle East. Jeff began his career in the oil and gas services business after earning a B.S. Degrees in Civil Engineering and Ocean Engineering from Florida Institute of Technology. After college, he joined Schlumberger and held various positions at Schlumberger over the next several years including Field Engineer, Technical Manager, Area Operations Manager, and Sales Manager.

Ike C. Smith, age 36, Vice President and Controller. Mr. Smith has been Vice President and Controller since June 2009, and serves as principal accounting officer. Previously, from January 2009 to June 2009, Mr. Smith served as Vice President of Audit Services, overseeing Key’s internal audit function. Prior to that, from the time Mr. Smith joined Key on January 2, 2008 through January 2, 2009, he served as Vice President of Finance, Internal Controls. Before joining Key, he worked for Horizon Offshore, Inc., a marine construction company providing pipeline installation and platform assembly and salvage to the oil and gas industry, where he served as Corporate Controller from August 2004 through December 2007 and as SEC Reporting Manager from June 2002 through August 2004. He also worked at Arthur Andersen LLP from 1998 until 2002 in the Assurance and Business Advisory practice. Mr. Smith is a CPA and received a BBA in Accounting from Sam Houston State University in 1998.

Patrick N. Williamson, age 49, Vice President, Fishing and Rental Services. Mr. Williamson was appointed Vice President of Fishing and Rental Services on June 5, 2010. Prior to joining Key, he served as the Global Productline Manager of Drilling Products for International Tubular Services, Aberdeen, Scotland. During his tenure, he assisted in the design and commercialization of a Single Trip Casing Exit System, currently being utilized in the global drilling market. In 2006, Mr. Williamson joined Smith International as the leader of the account management team, Houston, Texas. Prior to joining Smith International, he served for 24 years in various positions with Weatherford, International. During his tenure at Weatherford, Mr. Williamson received the BP Technical Achievement Award 1998 for the successful design and installation of a Multi-lateral System in Southern England, Wytch Farm. In March 2000, his team was granted a U.S. patent for a component designed to be used in the implementation of Multi-laterals systems. In his remaining years at Weatherford, Mr. Williamson served as the BP Account Manager for the North America Business Unit, providing leadership across multiple product lines.

Fees of Independent Registered Public Accounting Firm

Audit Fees

Effective December 1, 2006, Grant Thornton LLP was engaged as our independent registered public accounting firm. The following table sets forth the fees for the fiscal period to which the fees relate:

	2010(1)	2009(2)

Audit fees	$2,404,304	$3,356,311
Audit-related fees	$161,619	—
Tax fees	—	—
All other fees	—	—

Total	$2,565,923	$3,356,311

(1)	Includes fees of $29,139 for the 2010 statutory audit for our Argentina subsidiary and fees of $65,650 for the statutory 2010 audit of our Mexico subsidiaries. The Audit-related fees of $161,619 represent the audits of the pressure pumping and wireline businesses sold in 2010.

(2)	Includes fees of $43,500 for the 2009 statutory audit for our Argentina subsidiary and fees of $118,400 for the statutory 2009 audit of our Mexico subsidiaries.

Audit fees consist of professional services rendered for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the reviews of the quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board. Fees are generally presented in the period to which they relate as opposed to the period in which they were billed. Other services performed include certain advisory services and do not include any fees for financial information systems design and implementation.

Policy for Approval of Audit and Non-Audit Fees

The Audit Committee has an Audit and Non-Audit Services Pre-Approval Policy. The policy requires the Audit Committee to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. Under the policy, the Audit Committee establishes the audit, audit-related, tax and all other services that have the approval of the Audit Committee. The term of any such pre-approval is twelve months from the date of pre-approval, unless the Audit Committee adopts a shorter period and so states. The Audit Committee will periodically review the list of pre-approved services and will add to or subtract from the list of pre-approved services from time to time. The Audit Committee will also establish annually pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee.

The Audit Committee has delegated to its chair the authority to pre-approve services, not previously pre-approved by the Audit Committee, that involve aggregate payments (with respect to each such service or group of related services) of $50,000 or less. The chair will report any such pre-approval to the Audit Committee at its next scheduled meeting.

The policy contains procedures for a determination by the CFO that proposed services are included within the list of services that have received pre-approval of the Audit Committee. Proposed services that require specific approval by the Audit Committee must be submitted jointly by the independent registered public accounting firm and the CFO and must include backup statements and documentation regarding the proposed services and whether the proposed services are consistent with SEC and NYSE rules on auditor independence.

Certain Relationships and Related Party Transactions

We have an Affiliate Transaction Policy which requires advance review and approval of any proposed transactions (other than employee or director compensation) between Key and an affiliate of Key. For this purpose, affiliates include major stockholders, directors and executive officers and members of their immediate family (including in-laws), nominees for director, and affiliates of the foregoing persons, as determined in accordance with SEC rules. In determining whether to approve an affiliate transaction, the Board will use such processes it deems reasonable in light of the circumstances, such as the nature of the transaction and the affiliate involved, which may include an analysis of any auction process involved, an analysis of market comparables, use of an appraisal, obtaining an investment banking opinion or a review by independent counsel. The policy requires the Board to determine that, under all of the circumstances, the covered transaction is in, or not inconsistent with, the best interests of Key, and requires approval of covered transactions by a majority of the Board (other than interested directors). The Board, in its discretion, may delegate this authority to the CGN Committee or another committee comprised solely of independent directors, as appropriate.

In addition, we require on an annual basis that our directors and executive officers each complete a Directors and Officers Questionnaire to describe certain information and relationships (including those involving their immediate family members) that may be required to be disclosed in our Form 10-K, annual proxy statement and other filings with the SEC. Director nominees and newly appointed executive officers must complete the questionnaire at or before the time they are nominated or appointed. If a change occurs in certain information required to be disclosed in the questionnaire after it is completed, the director or executive officer must immediately report this to Key throughout the year, including changes in relationships between immediate family members and Key, compensation paid from third parties for services rendered to Key not otherwise disclosed, interests in certain transactions and facts that could affect director independence. Directors are required to disclose in the questionnaire, among other things, any transaction that the director or any immediate family member has entered into with Key or relationships that a director or an immediate family member has with Key, whether direct or indirect. This information is provided to our legal department for review and, if required, submitted to the Board for the process of determining independence.

Board Member Relationships with Other Companies

Mr. Reeves joined the Board in October 2007 and is currently an executive officer with Anadarko Petroleum Corporation, one of our customers. During the fiscal year ended December 31, 2010, Anadarko purchased services from us for approximately $50.3 million, which is less than 1% of Anadarko’s revenue for 2010. This relationship was reviewed and approved under the Affiliate Transaction Policy. The Board does not consider this amount to be material, and the relationship between Anadarko and Key does not otherwise affect Mr. Reeves’ independence.

Mr. Ward joined the Board in November 2010 and is currently a member, and a managing director of the sole manager, of the general partner of the indirect, majority owner of Element Petroleum, LP, one of our customers. During the fiscal year ended December 31, 2010, Element purchased services from us for approximately $2.0 million, which is approximately 5.6% of Element’s revenue for 2010. This relationship was reviewed and approved under the Affiliate Transaction Policy.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following discussion addresses the compensation during 2010 of our named executive officers, or NEOs, which consist of:

•	Richard J. Alario, our President and Chief Executive Officer;

•	T.M. Whichard III, our Senior Vice President and Chief Financial Officer;

•	Newton W. Wilson III, our Executive Vice President and Chief Operating Officer;

•	Kim B. Clarke, our Senior Vice President, Administration and Chief People Officer; and

•	Don D. Weinheimer, our Senior Vice President, Strategy, Marketplace Development & Technology.

We believe that our compensation program is aligned with our philosophy that compensation should be competitive with the market, driven by contribution to the company, and reward exceptional performance. Our compensation programs are designed to challenge participants as well as reward them for superior performance for our Company and our stockholders. As such, we believe that our program should:

•	Be competitive in our market to not only attract highly qualified executives, but to motivate and retain them;

•	Reward executives for exceptional individual and organizational performance in support of our business strategy; and

•	Align executives’ interests with those of our stockholders by structuring executive pay that is in the form of both annual incentive awards that are paid, if at all, based on Company performance, and, in the case of longer term incentive awards, tied to increases in the Company’s stock price.

Our Compensation Discussion and Analysis will discuss in greater detail our compensation policies and practices, each element of compensation and the relevant basis for each. We believe that our compensation programs, policies and practices for 2010, disclosed in this report and in the tables that follow, demonstrate that our compensation philosophy and program achieve our compensation goals, and that the total mix of compensation provided to our named executive officers is consistent with a philosophy of motivation and reward for achieving long-term stockholder value.

Oversight of Executive Compensation Program

As described above under “Corporate Governance — Board Committees — Compensation Committee,” the Compensation Committee of our Board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Compensation Committee has the sole authority to engage independent compensation consultants, who report directly to the committee, to advise and consult on compensation issues.

Compensation Consultant

In 2010, the Compensation Committee renewed its engagement with Longnecker & Associates as its independent compensation consultant to advise the Compensation Committee on all matters related to the senior executives’ compensation. Longnecker was initially retained by the Compensation Committee in May 2007, and has advised the Compensation Committee in each subsequent year thereafter. Longnecker assists the Compensation Committee by providing comparative market data for senior executives on compensation practices and programs based on an analysis of peer competitors. Longnecker also provides guidance on industry best practices. This information assists us in developing and implementing compensation programs generally competitive with those of other companies in our industry and other companies with which we generally compete for executive talent.

The Compensation Committee reviews salary ranges for all senior executive positions annually. In August 2010, Longnecker provided a formal review for the Compensation Committee on senior executive compensation. The review included total compensation for executives, including base salary, annual incentives, long-term incentives, and other forms of compensation such as pension value and nonqualified deferred compensation earnings. The review also assessed the competitiveness of each executive’s compensation as compared to a specific peer group and other pertinent published surveys. Specifically, Longnecker evaluated the total direct compensation of the senior executives, assessed the competitiveness of our executive compensation, and analyzed other factors such as cost of management, pay versus total stockholder return performance, mix of pay, peer annual incentive targets and mix of peer long-term incentive awards.

The benchmarks used for the executive compensation comparisons included companies in our industry with similar revenue and companies that we considered to be competing for the same level of executive talent. The following companies fit either one of those categories and were used in our peer group analysis:

Baker Hughes Inc.	Patterson-UTI Energy, Inc.
Basic Energy Services, Inc.	Pride International, Inc.
Complete Production Services, Inc.	RPC, Inc.
Helix Energy Solutions Group Inc.	Superior Well Services, Inc.
Noble Corporation	Transocean Ltd.
Oceaneering International, Inc.	Weatherford International Ltd
Oil States International, Inc.

The recommendations of Longnecker, including the selection of the peer group, were reviewed with management and adjusted by the Compensation Committee as appropriate to provide the most relevant information to the Compensation Committee.

Longnecker also reviewed survey data as a reference point to compare the compensation of our executives to those of a broad range of companies. The following published surveys utilized by Longnecker were:

•	Economic Research Institute, 2010 ERI Executive Compensation Assessor;

•	Mercer, Inc., 2009 Executive Compensation Survey;

•	Mercer, Inc. 2009 Energy Compensation Survey;

•	Towers Watson 2009/2010 Management Compensation;

•	Towers Perrin, 2010 Oilfield Services Compensation Study; and

•	WorldatWork, 2009/2010 Total Salary Increases Budget Survey.

Based on its annual review of the compensation program, Longnecker recommended to the Compensation Committee that we (i) consider reinstating the salary reduction that had been in effect since March 2009, which would bring the senior executive salaries near the market 50th percentile, (ii) continue to provide annual incentive targets near the 75th percentile, (iii) continue to set realistic goals and utilize discretion when necessary to reward outstanding performance on an individual basis, (iv) maintain the use of restricted stock for the executive team at least for 2011 to ensure proper retention in a turnaround market environment, and (v) maintain current targeted total direct compensation levels between the market 50th and 75th percentiles to align the interests of the Company and the executives with those of the stockholders and to reward executives for exceptional performance.

In May 2010, Longnecker conducted a formal review of Board compensation. The analysis suggested that Key should increase its fees paid to its Lead Director and increase the value of its annual grant to all the members of the Board. However, the Board determined that it would have been inappropriate at that time to increase fees payable to the Board, which had temporarily reduced its fees by 10%. The Board eliminated the 10% voluntary reduction in November 2010 and simultaneously provided the fee increases to its directors as suggested by the Longnecker survey. See “Director Compensation” below for additional information regarding director fees.

The benchmarks used for the Board compensation survey were the same companies used in the executive compensation review.

Advice and consulting for all other non-executive compensation is completed by third parties other than Longnecker.

Executive Compensation Risk Assessment

We do not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking. In fact, we believe that our program is designed with an appropriate balance of annual and long-term incentives. Factors considered in this analysis include:

•	Performance incentives with both financial and operational metrics that are not completely based on arithmetic formulas, but incorporate the exercise of negative discretion and judgment;

•	Long-term incentives that are principally based on stock price appreciation;

•	Use of different equity performance measures, including performance-based units, mitigating risk that our executive officers will take actions that are detrimental to or not in the best interest of our stockholders;

•	Regularly benchmarking our current compensation practices, policies and pay levels with our peer groups;

•	Capping the maximum amounts that may be earned under our incentive compensation plans;

•	Granting equity awards annually, with appropriate vesting periods, that encourage consistent behavior and reward long-term, sustained performance; and

•	Ensuring that our executive compensation programs are overseen by a committee of independent directors, who are advised by an external compensation consultant.

Role of Executives in Establishing Compensation

The Compensation Committee makes the final determination of all compensation paid to our NEOs and is involved in all compensation decisions affecting our chief executive officer. However, management also plays a role in the determination of executive compensation levels. The key members of management involved in the compensation process are the chief executive officer, the chief financial officer, the chief operating officer, the general counsel and the chief people officer. Management proposes certain corporate and executive performance objectives for executive management. Management also participates in the discussion of peer companies to be used to benchmark NEO compensation, and recommends the overall funding level for cash bonuses and equity incentive awards. All management recommendations are reviewed by Longnecker, modified as necessary by the Compensation Committee, and approved by the Compensation Committee. The Compensation Committee meets regularly in executive session without management present.

Compensation Philosophy

In order to recruit and retain the most qualified and competent individuals as senior executives, we strive to maintain a compensation program that is competitive in our market and with respect to the general profession of our executives. We remain committed to hiring and retaining qualified, motivated employees at all levels within the organization while ensuring that all forms of compensation are aligned with business needs. The purpose of our compensation program is to reward exceptional organizational and individual performance. Our compensation system is designed to support the successful attainment of our vision, values and business objectives.

The following compensation objectives are considered in setting the compensation components for our senior executives:

•	Attract and retain key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance and carrying out the goals and plans of Key;

•	Motivate management to enhance long-term stockholder value and to align our executives’ interests with those of our stockholders;

•	Correlate a portion of management’s compensation to measurable performance, including specific financial and operating goals;

•	Evaluate and rate performance relative to the existing market conditions during the measurement period; and

•	Set compensation and incentive levels that reflect competitive market practices.

We want our executives to be motivated to achieve our short- and long-term goals, without sacrificing our financial and corporate integrity in trying to achieve those goals. While an executive’s overall compensation should be strongly influenced by the achievement of specific financial targets, we believe that an executive must be provided a degree of financial certainty and stability in his or her compensation. The design and operation of the compensation arrangements do not provide the executives with incentives to engage in business or other activities that would threaten the value of Key or its stockholders.

The principal components of our executive compensation program are base salary, cash incentive bonuses and long-term incentive awards in the form of equity, including performance-based equity. We blend these elements in order to formulate compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives on a short- and long-term basis, and align the interests of our executive officers and other senior personnel with those of our stockholders. To understand our compensation philosophy, it is important to note that we believe that compensation is not the only manner in which we attract people to Key. We strive to hire and retain talented people who are compatible with our corporate culture, committed to our core values, and who want to make a contribution to our mission.

Use of Employment Agreements

We have entered into multi-year employment agreements with each of our named executive officers. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with our executive officers because the agreements foster long-term retention, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs.

Elements of Compensation

The total compensation and benefits program for our senior executives generally consists of the following components:

•	base salaries;

•	cash bonus incentive plan;

•	discretionary cash bonuses;

•	long-term equity-based incentive compensation;

•	retirement, health and welfare benefits;

•	perquisites; and

•	certain post-termination payments.

Base Salaries

We provide base salaries to compensate our senior executives and other employees for services performed during the fiscal year. This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality. The base salaries are designed to reflect the experience, education, responsibilities and contribution of the individual executive officers. This form of compensation is eligible for annual merit increases, and is initially established for each executive through individual negotiation and is reflected in his or her employment agreement. Thereafter, salaries are reviewed annually, based on a number of factors, both quantitative, including detailed organizational and competitive analyses performed by an independent consultant engaged by the Compensation Committee, and qualitative, including the Compensation Committee’s perception of the executive’s experience, performance and contribution to our business objectives and corporate values.

The temporary pay reduction program that began effective March 1, 2009 continued through most of 2010 with Mr. Alario’s salary reduced by 10%, Messrs. Wilson and Whichard and Ms. Clarke’s salaries reduced by 7% each, and Mr. Weinheimer’s salary reduced by 5%. In November 2010, the Compensation Committee eliminated the temporary pay reduction program.

Cash Bonus Incentive Plan

The cash bonus incentive plan provides variable cash compensation earned only when established performance goals are achieved. It is designed to reward the plan participants, including the NEOs, who have achieved certain corporate and executive performance objectives and have contributed to the achievement of certain objectives of Key. For 2010, the cash bonus incentive plan was measured on an annual basis.

Under this cash compensation program, each executive has the opportunity to earn a cash incentive compensation bonus based on the achievement of pre-determined operating and financial performance measures and other performance objectives established by the Compensation Committee. The goals include a financial target and other targets, such as safety targets, retention targets and some individual job-related targets. Each goal is weighted in terms of a percentage of the total bonus target.

Our financial performance target is tied to our financial business plan, which is approved by the Board. The Compensation Committee establishes a threshold and a target percentage of financial performance for the period. The threshold level of financial performance must be met in order to fund the incentive program. If the financial performance falls short of the threshold, then no incentive bonuses are awarded under the program regardless of goal achievement under the other non-financial measures. If the financial threshold is achieved, but less than 100% of the target is achieved, then the executive may receive an incremental credit with respect to the financial target. Assuming that the financial threshold is met, the executive can then receive credit in the other bonus measurements. The Compensation Committee reviews all performance goals at the beginning of the period and authorizes payment following the end of the period.

Each executive’s bonus opportunity is initially reflected in the executive’s employment agreement and subsequently reviewed at least annually. Under our incentive compensation program, the Compensation Committee has discretion to adjust targets, as well as individual awards, either positively or negatively.

2010 Cash Bonus Incentive Plan

In December 2010, the Compensation Committee approved cash bonuses payable to the officers and employees of the Company under the 2010 Cash Bonus Incentive Plan. The Compensation Committee elected to award the bonuses in light of the significant actions that the Company had undertaken in 2010 to reposition its businesses and to drive future results. During 2010, the Company divested both its pressure pumping and wireline businesses while simultaneously expanding its coiled tubing, rigs services and fluids management business with the acquisition of certain subsidiaries and associated assets of OFS Energy Services, LLC.

In evaluating the payment of the bonuses, the Compensation Committee reviewed the potential payout of bonuses under the 2010 Cash Bonus Incentive Plan. For 2010, the Compensation Committee had approved the following performance measurements:

PBT	The financial target is based on profit before taxes, or PBT. We calculate this financial target as net income before income taxes, amounts attributable to noncontrolling interests and the results of discontinued operations.

Safety	This goal represents the improvement required, or desired result, in the Occupational Safety and Health Administration, or OSHA, recordable incident rate. OSHA recordable incident rates are determined by measuring the number of incidents, such as accidents or injuries, involving our employees. Incidents that are recorded include accidents or injuries potentially resulting in a fatality, an employee missing work, an employee having to switch to “light” duty work or an employee needing to have medical treatment.

Additional Individual Objectives	Individual performance goals are based on individual objectives for each NEO specific to his or her area of expertise and oversight, such as the implementation of a new corporate-wide initiative, system or policy. The Compensation Committee sets, to the extent it deems appropriate, the individual targets for the CEO. The individual objectives for all other NEOs are set by his or her direct supervisor, which in most cases for the NEOs, is the CEO.

An aggregate payout of $37 million would have been payable to all officers and employees under the 2010 Cash Bonus Incentive Plan due, in part, to the financial reporting impact of the strategic initiatives undertaken during 2010 and to the inclusion of the results of operations from the divested businesses, which the Compensation Committee determined was appropriate to consider because those businesses remained under Company management for three quarters during 2010 and their continued profitability was critical to the Company’s ability to sell them at a favorable price. Although the Compensation Committee determined that management and employees should be rewarded for their efforts in 2010 to position the Company for long-term growth through execution of the strategic initiatives, it also believed that a reduction to what would have otherwise been payable under the 2010 Cash Bonus Incentive Plan was appropriate because application of the PBT component of the bonus formula would have resulted in an extraordinary payout due to the inclusion of gain on the sale of the pressure pumping and wireline businesses.

Accordingly, the Compensation Committee referred to the criteria in the 2010 Cash Bonus Incentive Plan to provide general guidelines for establishing bonus levels, but exercised its negative discretion to reduce the amounts payable to avoid distortions due to the gain on the sale of the pressure pumping and wireline businesses and to reflect that the Company did not meet its safety target. Meanwhile, the Compensation Committee exercised its judgment as to the appropriate amount to reward management for its efforts in executing the Company’s long-term strategic objectives. As a result, the Compensation Committee reduced the aggregate bonus payments to all officers and employees under the 2010 Cash Bonus Incentive Plan to approximately $18 million.

In calculating the bonuses, the Compensation Committee reviewed pro-forma financial information of the Company, as if the pressure pumping and wireline businesses had not been sold. The Committee then further applied its judgment in assessing the performance of the CEO in executing on the strategic vision of the Company in calculating his bonus payout. In determining the overall bonus calculation for the other NEOs, the Compensation Committee considered the CEO’s perspective regarding their performance and their roles in executing the Company’s strategies. Other factors that the Compensation Committee considered in establishing the bonus included management’s successful reduction of costs during the down-market and the personal sacrifices made by each employee of the Company during the last two years, such as reduction in pay and reduced benefits.

The following table indicates the bonus amounts that would have been payable to each NEO under the 2010 Cash Bonus Incentive Plan prior to any adjustment, and the actual amounts paid to each NEO following the Compensation Committee’s reduction of the aggregate amount payable under the plan:

	Bonus Payable Prior to	Bonus Paid Following
Name	Reduction	Reduction

Richard J. Alario	$2,496,000	$1,000,000
T. M. Whichard	$712,500	$310,000
Newton W. Wilson III	$855,000	$375,000
Kim B. Clarke	$523,688	$275,000
Don M. Weinheimer	$523,688	$220,000

The Compensation Committee also determined that, in light of the bonus being tied to the steps taken to reposition the Company, the bonus should be paid during the 2010 calendar year to provide an additional reward to the employees for their hard work during 2010. Ordinarily, bonuses would be paid in January of the succeeding year after the financial data used in the PBT calculation was available. That was unnecessary due to the Compensation Committee’s decisions for 2010.

2011 Cash Bonus Incentive Plan Performance Measurements

For 2011, the Compensation Committee approved the following performance measurements:

PBT	The financial target is based on profit before taxes, or PBT. We calculate this financial target as net income before income taxes, amounts attributable to noncontrolling interests and the results of discontinued operations.

Safety	This goal represents the improvement required, or desired result, in the OSHA recordable incident rate, as discussed in “2010 Cash Bonus Incentive Plan” above.

Additional Individual Objectives	Individual performance goals are based on individual objectives for each NEO specific to his or her area of expertise and oversight, as discussed in “2010 Cash Bonus Incentive Plan” above.

The Compensation Committee also approved weightings with respect to each of the performance measurements under the 2011 Cash Bonus Incentive Plan as follows:

2011 Performance Measure Weighting

Participant	PBT	Safety	Individual

Richard J. Alario	60%	15%	25%
T.M. Whichard III	60%	15%	25%
Newton W. Wilson III	60%	15%	25%
Kim B. Clarke	60%	15%	25%
Don D. Weinheimer	60%	15%	25%

The financial performance measurement and safety measurement were determined using our operating budget for 2011. The financial performance is contingent on several factors beyond our control, including commodity prices and customers’ capital budgets, and it includes a degree of “stretch” beyond projections with respect to our estimated activity levels. As such, while we believe that the financial performance measurement established by the Compensation Committee is achievable, it may be difficult to attain if our assumptions prove to be inaccurate. The safety target remains a component of the cash bonus incentive plan. Safety targets are determined based on overall trending year-over-year relative to the level of activity. In years during which the trend is significantly affected by a volatile employment market, such as significant changes in workforce to meet increased activity levels, establishing a practical target becomes somewhat more difficult. In this regard, the safety goals set for 2011 may be less achievable than in years during which the workforce has remained relatively more steady and consistent.

Notwithstanding this difficulty, safety improvement is fundamental to the core values at Key and those of our customers, and, accordingly, we will continue to set performance goals that strive for an incident-free workplace. The weighting of the targets under the 2011 Cash Bonus Incentive Plan reflects the continued emphasis to align our overall financial performance with the incentive compensation of each of the executives and to further emphasize the value of safety to the Company.

Under the 2011 plan, the executives’ bonus opportunity, which is measured as a percentage of base salary, is as follows:

Participant	Threshold	Target	Maximum

Richard J. Alario	50%	125%	300%
T. M. Whichard III	35%	75%	190%
Newton W. Wilson III	35%	75%	190%
Kim B. Clarke	35%	75%	190%
Don D. Weinheimer	35%	75%	190%

The 2011 Cash Bonus Incentive Plan for employees at vice-president level and above calculates cash bonus opportunities as an absolute percentage of base salary, and the percentage achieved is multiplied by the respective weighting of the performance targets. An executive may receive an incremental bonus percentage if the financial performance threshold is achieved, but less than 100% if the financial performance target is achieved. For example, Mr. Alario would be entitled a percentage of his salary between 50% to 125% depending on the level of PBT above threshold, but below budget. The same concept applies if we outperform target PBT. In that scenario, Mr. Alario would be entitled to a percentage of his salary between 125% to 300%, depending on the level above PBT target, but below maximum level PBT. If we achieve PBT in excess of the maximum target, no additional bonus is paid.

Each performance measure is factored depending on the level of financial performance. For example, even if an executive reaches 100% of his or her safety or individual goals, the eligible bonus is factored by the percentage level of financial performance reached. By way of example, if we achieve threshold (but not target) PBT performance, and each of the other performance targets is met, Mr. Alario would receive a cash bonus equal to 50% of his base salary, calculated as follows: (50% threshold percentage multiplied by 60% PBT weighting) plus (50% threshold percentage multiplied by 15% safety weighting) plus (50% threshold percentage multiplied by 25% individual weighting) = 50% of base salary. Alternatively, if we achieve threshold PBT and individual goals are met, but the safety goal is not achieved, Mr. Alario would then be entitled to 42.5% of his base salary, calculated as follows: (50% threshold percentage multiplied by 60% PBT weighting) plus (50% threshold percentage multiplied by 25% individual weighting) = 42.5% of base salary. The shift to factoring the payment to the financial performance achievement level is to further align financial performance and executive incentive compensation.

Discretionary Cash Bonuses

In addition to cash bonuses under the incentive plan discussed above, from time to time, the Compensation Committee may also approve the payment of discretionary cash bonuses to officers and other employees in recognition of an individual’s achievement beyond established targets. No discretionary bonuses were paid to any executive officer for fiscal 2010.

Long-Term Equity-Based Incentive Compensation

The purpose of our long-term incentive compensation is to align the interests of our executives with those of our stockholders. We want our executives to be focused on increasing stockholder value. In order to encourage and establish this focus on stockholder value, during 2010, we used the Key Energy Services, Inc. 2007 Equity and Cash Incentive Plan (the 2007 Plan) and the Key Energy Services, Inc. 2009 Equity and Cash Incentive Plan (the 2009 Plan) as long-term vehicles to accomplish this goal. The 2007 Plan was approved by our stockholders in December 2007, shortly after the expiration in November 2007 of the Key Energy Group, Inc. 1997 Incentive Plan (the 1997 Plan). Accordingly, since 2008, no awards have been made under the 1997 Plan; however, awards that were previously made under the 1997 Plan remain outstanding.

To promote our long-term objectives, equity awards are made under both the 2009 Plan and the 2007 Plan to directors, executive officers and other employees who were in a position to make a significant contribution to our long-term success. The terms of the 2009 Plan and the 2007 Plan are substantially the same, and both provide that the Compensation Committee has the authority to grant participants different types of equity awards, including non-qualified and incentive stock options, common stock, restricted stock, restricted stock units, performance compensation awards and SARs. Since equity awards may vest and grow in value over time, this component of our compensation plan is designed to provide incentives to reward performance over a sustained period. Since its adoption, only stock options and restricted stock have been granted under the 2007 Plan, and only restricted stock and performance units have been granted under the 2009 Plan.

During 2010, based on the recommendation of Longnecker, we made long-term equity-based incentive awards to all of our executive officers of restricted shares and performance units. The aggregate amount of the awards was intended to align the executives’ equity-based compensation between the 50th and 75th percentiles of the peer group with respect to this component of total compensation. The allocation between restricted shares and performance units was based on Longnecker’s recommendation in consideration of the overall economic benefit to the executives and impact to Key.

For this year’s annual long-term equity incentive grant, on February 4, 2011, the Compensation Committee approved a grant under the 2009 Plan consisting of 1,135,581 shares of restricted stock and restricted stock units to our executive officers and approximately 170 of our other employees. After giving effect to these grants, there are 1,004,854 shares remaining under the 2009 Plan as of March 14, 2011. As of March 14, 2011, there remained 287,042 shares available for grant under the 2007 Plan, which the Compensation Committee and Equity Award Committee continue to use for smaller grants in connection with individual promotions, new hires and similar situations.

The following types of awards are available for grant under the 2009 Plan and the 2007 Plan:

Restricted Stock. Restricted stock awards represent awards of actual shares of our common stock that include vesting provisions which are contingent upon continued employment. Typically the restricted stock we grant to our executives vests at a rate of one-third per year over a three-year term.

We believe that awards of restricted stock provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. We believe that restricted shares are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock reflects competitive practice among other oilfield service companies with whom we compete for executive talent.

Performance Units. In 2010, our Compensation Committee approved the creation of performance units under the 2009 Plan. Performance units provide a cash incentive award, the unit value of which is determined with reference to the value of our common stock. The performance units are measured based on two performance periods. One half of the performance units are measured based on a performance period consisting of the first year after the grant date, and the other half are measured based on a performance period consisting of the second year after the grant date. At the end of each performance period, subject to review and certification of results by our Compensation Committee (as administrator under the 2009 Plan), the following percentage of performance units subject to that performance period vest based on the relative placement of Key’s total stockholder return within a peer group of companies:

Key’s Placement
Within Peer Group	Vested Percentage

Top one-third	100%
Middle one-third	50%
Bottom one-third	0%

The peer group consists of Nabors Industries, Inc., Weatherford International Ltd., Basic Energy Services, Inc., Complete Production Services, Inc. and RPC, Inc., or any other corporation selected by our

Compensation Committee. (While there is some overlap, this peer group is not the same as the peer group used for comparative market data analyses in connection with setting compensation levels, which is discussed above under the heading “Compensation Consultant.”) Total stockholder return is calculated with respect to each performance period, for Key and each other company in the peer group, based on the change in (i) the average closing price of common stock for the 30 trading days immediately preceding the grant date and (ii) the average closing price of common stock for the last 30 trading days before the end of the applicable performance period (adding to such amount, if any, dividends paid per share by any of the companies during the applicable performance period).

If any performance units vest for a completed performance period, the participant will be paid, within 60 days following the end of the performance period, a cash amount equal to the vested percentage of the performance units multiplied by the closing price of our common stock on the last trading day of that performance period (subject to a participant’s continuing employment through the payment date, except that payment will still be made in the case of a participant’s death or disability following the end of the performance period but prior to the payment date).

We believe that the grant of performance units will provide a long-term incentive for executives to achieve a high level of performance that is tied to our performance relative to industry peers under common external market conditions, while further strengthening the connection between executive and stockholder interests. We also believe they provide forfeitable long-term incentives that encourage executive retention.

Although our market capitalization grew 68.5% during 2010 in part as a result of certain strategic initiatives, our total stockholder return in the first performance period did not place within the peer group necessary for any of the performance units to vest.

Stock Options. Stock options represent rights to purchase shares of Key common stock at a set price at some date in the future, not to exceed ten years from the date of grant (except for incentive stock options granted to a stockholder holding 10% or more of our common stock, the term of which may not exceed five years from the grant date). Stock options are granted with an exercise price equal to the closing stock price on the date of the grant (except for incentive stock options granted to a stockholder holding 10% or more of our common stock, the exercise price for which may not be less than 110% of the fair market value on the date of grant).

We believe that awards of stock options provide a significant incentive for senior executives to remain employed and to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. Although no performance-vesting criteria are applied to our stock option awards, we believe that stock options represent a powerful performance incentive, as the options become valuable only to the extent that our stock price increases following the date of grant.

Stock Appreciation Rights. SARs entitle the recipient to receive the difference between the exercise price and the fair market value of a share of our common stock on the date of exercise, multiplied by the number of shares of common stock for which the SAR was exercised. The exercise price is equal to the closing stock price on the date of grant. The exercise price for a SAR may be settled in cash, shares of our common stock or a combination thereof.

We believe that SARs provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and that they strengthen the connection between executive and stockholder interests. We believe that SARs are a creative tool for helping us retain executive talent. Although no SARs have been granted under the 2009 Plan or the 2007 Plan, SARs granted under the 1997 Plan remain outstanding. Currently outstanding SARs were granted with three year ratable vesting schedules and 10-year lives.

Retirement, Health and Welfare Benefits

We offer a variety of retirement, health and welfare programs to all eligible employees. Under the terms of their employment agreements, the NEOs are eligible for the same broad-based benefit programs on the same basis as the rest of our employees. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability.

In addition to the compensation described above, under the terms of his employment agreement, the CEO may also be paid reasonable fees for personal financial advisory counseling, accounting and related services, legal advisory or attorneys’ fees and income tax preparation and tax audit services. Additional perquisites paid for the CEO include automobile allowances plus reimbursement for reasonable insurance and maintenance expenses and club memberships. With respect to all NEOs, we pay all covered out-of-pocket medical and dental expenses not otherwise covered by insurance. The NEOs receive these reimbursements under the terms of, and subject to the limitations set forth in, our Executive Health Reimbursement Plan. Our costs associated with providing these benefits for NEOs in 2010 are reflected under “Compensation of Executive Officers-Perquisites” below.

We maintain a 401(k) plan for our employees. Under the 401(k) plan, eligible employees may elect to contribute up to 100% of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended, or the Code. We also match 100% of each employee’s deferrals up to 4% of the individual’s eligible salary, subject to a cap of $245,000. Therefore, even if an employee earned more than $245,000 in eligible salary, our matching contribution could not exceed $9,800. However, as previously disclosed, as part of the cost reduction efforts that we implemented in response to U.S. and global declining market conditions, effective March 1, 2009, we amended our 401(k) plan to suspend our matching contributions to all employees, including our executives. The suspension remained in effect for the remainder of 2009 and all of 2010. We reinstated matching contributions effective for the 2011 plan year.

The cash amounts contributed under the 401(k) plan are held in a trust and invested among various investment funds in accordance with the directions of each participant. We did not make any employer matching contributions to the 401(k) plan for the year ended December 31, 2010.

Severance Payments/Change of Control

We have employment agreements in place with each of the NEOs providing for severance compensation for a period of up to three years if the executive’s employment is terminated for a variety of reasons, including a change of control of Key. We have provided more information about these benefits, along with estimates of the value under various circumstances, under the heading “Potential Payments upon Termination or Change of Control” below.

Our practice has been to structure control benefits as “double trigger” benefits. In other words, the change of control does not itself trigger benefits. Rather, benefits are paid only if the employment of the executive is terminated during a specified period after a change of control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing appropriate incentives to cooperate in negotiating any change of control. In addition, these agreements avoid distractions involving executive management that arise when the Board is considering possible strategic transactions involving a change of control, and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction. For additional information concerning our change of control agreements, see “Potential Payments upon Termination or Change of Control” below.

Each of the executive officers is subject to noncompete and non-solicitation provisions pursuant to the terms of their employment agreements.

Regulatory Considerations

The tax and accounting consequences of utilizing various forms of compensation are considered by the Compensation Committee when adopting new or modifying existing compensation.

Under Section 162(m) of the Code, publicly-held corporations may not take a tax deduction for compensation in excess of $1 million paid to any of the executive officers named in the Summary Compensation Table during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible under Section 162(m). However, the Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives. The Compensation Committee cannot guarantee that future executive compensation will be fully deductible under Section 162(m).

Accounting for Equity-Based Compensation

We account for equity-based compensation in accordance with the requirements of FASB ASC Topic 718, “Stock Compensation”.

Compensation of Executive Officers

Summary Compensation Table

The following table contains information about the compensation that our NEOs earned for fiscal years 2010, 2009 and 2008:

						Non-equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)	($)	($)(1)(2)	($)(1)	($)	($)(3)	Total
Richard J. Alario(4)	2010	$776,000	—	$3,788,066	—	$1,000,000	$53,983	$5,618,049
Chief Executive	2009	$764,800	—	$1,599,776	—	—	$55,790	$2,420,366
Officer	2008	$822,154	$100,000	$1,834,773	$1,401,513	$533,728	$44,985	$4,737,153

T. M. Whichard III(5)	2010	$359,495	—	$1,256,422	—	$310,000	$414	$1,926,331
Chief Financial Officer	2009	$262,861	—	$676,100	—	—	$207	$939,168

Newton W. Wilson III(6)	2010	$431,394	—	$1,507,709	—	$375,000	$15,036	$2,329,139
Chief Operating	2009	$422,740	—	$648,947	—	—	$10,460	$1,082,147
Officer	2008	$428,077	$175,000	$572,660	$438,352	$283,050	$29,670	$1,926,809

Kim B. Clarke(7)	2010	$264,229	—	$880,669	—	$275,000	$15,567	$1,435,465
Administration and	2009	$258,929	—	$331,233	—	—	$8,672	$598,833
Chief People Officer	2008	$271,586	$30,000	$376,750	$286,673	$176,813	$13,125	$1,154,947

Don D. Weinheimer(8)	2010	$269,000	—	$880,669	—	$220,000	$414	$1,370,083
Senior Vice President,	2009	$253,817	—	$227,726	—	—	$2,029	$483,572
Strategy, Marketplace	2008	$258,654	$25,000	$286,330	$218,418	$162,031	$10,686	$961,119
Development and Technology

(1)	With the exception of ignoring the impact of the forfeiture rate relating to service-based vesting conditions, represents the fair value dollar amounts with respect to restricted stock awards (in the “Stock Awards” column) and awards of stock options and SARs (in the “Option Awards” column) granted under the 2007 Plan and the 1997 Plan, calculated on the respective grant date of each such award in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the expense amounts included in these columns are discussed in Note 20 in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Includes the fair market value as of the grant date of performance units awarded to each of the NEOs in 2010, adjusted for the probability that the performance units may not fully vest with respect to the relevant performance period. The value of performance units is determined based on two performance periods. One half of the performance units are measured based on a performance period consisting of the first year after the grant date, and the other half are measured based on a performance period consisting of the second year after the grant date. At the end of each period, 100%, 50%, or 0% of an individual’s performance units for that period will vest, based on the relative placement of our total shareholder return within a peer group consisting of five other companies. If we are in the top third of the peer group, 100% of the performance units subject to that performance period will vest; if we are in the middle third, 50% subject to that performance period will vest; and if we are in the bottom third, the performance units subject to that performance period will expire unvested and no payment will be made. If any performance units vest for a given performance period, the award holder will be paid a cash amount equal to the vested percentage of the performance units multiplied by the closing price of our common stock on the last trading day of the performance period. The number of performance units awarded to each NEO is presented in the “All Other Stock Awards: Number of Securities Underlying” column of the “2010 Grants of Plan-Based Awards” table below, and the grant date fair value of performance units awarded to each NEO is presented in the “Market Value of Shares or Units of Stock That Have Not Vested” column of the “2010 Outstanding Equity Awards at Fiscal Year-End” table below. For a detailed description of performance units, see “Elements of Compensation — Performance Units” under “Compensation Discussion and Analysis” above.

(3)	A breakdown of the amounts shown in this column for 2010 for each of the NEOs is set forth in under “Perquisites” below.

(4)	The amounts of non-equity incentive plan compensation paid to Mr. Alario represent annual cash bonus incentive compensation of $260,000 and $273,728 for the first and second halves of 2008, respectively. The bonus paid to Mr. Alario in 2008 represents a discretionary bonus made for individual performance beyond those of the established targets. No cash bonus incentive compensation was paid to any officers in 2009. As discussed above under the heading “Cash Bonus Incentive Plan” under “Compensation Discussion and Analysis,” Mr. Alario was paid a cash bonus of $1,000,000 under the 2010 Cash Bonus Incentive Plan in 2010.

(5)	Mr. Whichard joined Key and was appointed Chief Financial Officer on March 26, 2009, and therefore began receiving the compensation set forth above effective from and after that date. As discussed above under the heading “Cash Bonus Incentive Plan” under “Compensation Discussion and Analysis,” Mr. Whichard was paid a cash bonus of $310,000 under the 2010 Cash Bonus Incentive Plan in 2010.

(6)	The amounts of non-equity incentive plan compensation paid to Mr. Wilson represent annual cash bonus incentive compensation of $140,625 and $142,425 for the first and second halves of 2008, respectively. The bonuses paid to Mr. Wilson in 2008 represents an annual $100,000 retention bonus paid that year pursuant to the terms of Mr. Wilson’s employment agreement. Also, in 2008, Mr. Wilson received a $75,000 discretionary bonus made for individual performance beyond those of the established targets (for total bonus of $175,000 in 2008). No cash bonus incentive compensation was paid to any officers in 2009. As discussed above under the heading “Cash Bonus Incentive Plan” under “Compensation Discussion and Analysis,” Mr. Wilson was paid a cash bonus of $375,000 under the 2010 Cash Bonus Incentive Plan in 2010.

(7)	The amounts of non-equity incentive plan compensation paid to Ms. Clarke represent annual cash bonus incentive compensation of $86,133 and $90,680 for the first and second halves of 2008, respectively. The bonus paid to Ms. Clarke in 2008 represents a discretionary bonus made for individual performance beyond those of the established targets. No cash bonus incentive compensation was paid to any officers in 2009. As discussed above under the heading “Cash Bonus Incentive Plan” under “Compensation Discussion and Analysis,” Ms. Clarke was paid a cash bonus of $275,000 under the 2010 Cash Bonus Incentive Plan in 2010.

(8)	The amounts of non-equity incentive plan compensation paid to Mr. Weinheimer represent annual cash bonus incentive compensation of $82,031 and $80,000 for the first and second halves of 2008, respectively. The bonus paid to Mr. Weinheimer in 2008 represents a discretionary bonus made for individual performance beyond those of the established targets. No cash bonus incentive compensation was paid to any officers in 2009. As discussed above under the heading “Cash Bonus Incentive Plan” under “Compensation Discussion and Analysis,” Mr. Weinheimer was paid a cash bonus of $220,000 under the 2010 Cash Bonus Incentive Plan in 2010.

Perquisites

The following table contains information about the perquisites that our NEOs received for fiscal year 2010:

	Savings Plan			Auto	Medical
Name	Contributions(1)	Insurance		Allowance(2)	Expenses(3)	Other		Total
Richard J. Alario	—	$16,727	(4)	$13,200	$9,218	$14,838	(5)	$53,983

T. M. Whichard III	—	—		—	—	$414	(6)	$414

Newton W. Wilson III	—	$4,178	(7)	—	$9,670	$1,188	(6)	$15,036

Kim B. Clarke	—	—		—	$14,793	$774	(6)	$15,567

Don D. Weinheimer	—	—		—	—	$414	(6)	$414

(1)	Represents contributions by Key on behalf of the NEO to the Key Energy Services, Inc. 401(k) Savings and Retirement Plan. As described above, our 401(k) plan was amended in 2009 to suspend matching contributions to all employees, including our NEOs; however, matching contributions were reinstated effective January 1, 2011.

(2)	Represents an automobile allowance paid to Mr. Alario pursuant to terms of his employment agreement during 2010. Mr. Alario is entitled to up to $13,200 per year for this perquisite under his employment agreement.

(3)	Represents out-of-pocket medical expenses reimbursed to the NEO.

(4)	Represents a premium that was paid by Key on behalf of Mr. Alario for a life insurance policy and $6,097 for the related tax gross-up payment pursuant to his employment agreement.

(5)	Represents (i) $14,064 reimbursed to Mr. Alario for personal services provided by certified public accountants or tax attorneys pursuant to his employment agreement and (ii) $774 for imputed income with respect to life insurance, both of which were paid pursuant to Mr. Alario’s employment agreement.

(6)	Includes amounts for imputed income with respect to life insurance paid pursuant to each NEO’s respective employment agreement.

(7)	Represents a premium that was paid on behalf of Mr. Wilson for a life insurance policy and $1,523 for the related tax gross-up payment pursuant to his employment agreement.

2010 Grants of Plan Based Awards

The following table presents information on plan-based awards in fiscal 2010 to the NEOs:

					All Other		All Other
					Stock		Option
		Estimated Possible Payouts			Awards:		Awards:	Exercise or	Grant Date
		Under Non-Equity			Number of		Number of	Base Price	Fair Value of
		Incentive Plan Awards(1)			Securities		Securities	of Option	Stock and
	Grant	Threshold	Target	Maximum	Underlying		Underlying	Awards	Option
Name	Date	($)	($)	($)	(#)		(#)	($/Sh)	Awards(2) ($)
Richard J. Alario	—	$416,000	$1,040,000	$2,496,000	—		—	—	—
	1/28/10	—	—	—	345,587	(3)	—	—	$3,431,679
	3/1/10	—	—	—	53,998	(4)	—	—	$356,387	(5)

T. M. Whichard III	—	$131,250	$281,250	$712,500	—		—	—	—
	1/28/10	—	—	—	116,822	(3)	—	—	$1,160,042
	3/1/10	—	—	—	14,603	(4)	—	—	$96,380	(5)

Newton W. Wilson III	—	$157,500	$337,500	$855,000	—		—	—	—
	1/28/10	—	—	—	140,187	(3)	—	—	$1,392,057
	3/1/10	—	—	—	17,523	(4)	—	—	$115,652	(5)

Kim B. Clarke	—	$96,469	$206,719	$523,688	—		—	—	—
	1/28/10	—	—	—	81,554	(3)	—	—	$809,831
	3/1/10	—	—	—	10,733	(4)	—	—	$70,838	(5)

Don D. Weinheimer	—	$96,469	$206,719	$523,688	—		—	—	—
	1/28/10	—	—	—	81,554	(3)	—	—	$809,831
	3/1/10	—	—	—	10,733	(4)	—	—	$70,838	(5)

(1)	The columns represent the potential annual value of the payout for each NEO under the cash bonus incentive compensation component if the threshold, target or maximum goals were satisfied. For a detailed description of the cash bonus incentive plan, see the “Cash Bonus Incentive Plan” section under “Compensation Discussion and Analysis” above.

(2)	With the exception of ignoring the impact of the forfeiture rate relating to service-based vesting conditions, represents the grant date fair value calculated in accordance with FASB ASC Topic 718, except as further described in footnote 5 below.

(3)	Represents the number of restricted shares granted in 2010 to the NEOs under the 2009 Plan. The restricted shares vest ratably over the three-year period following the date of grant.

(4)	Represents the number of performance units granted in 2010 to the NEOs under the 2010 Plan. For a detailed description of performance units, see “Elements of Compensation — Performance Units” under “Compensation Discussion and Analysis” above.

(5)	Reflects the fair market value as of the grant date of performance units awarded to each of the NEOs in 2010, adjusted for the probability that the performance units may not fully vest with respect to the relevant performance period. For a detailed description of performance units, see “Elements of Compensation — Performance Units” under “Compensation Discussion and Analysis” above and footnote 2 of the “Summary Compensation Table” above.

Employment Agreements

Each NEO’s employment agreement provides for an initial term of two years and automatically renews for successive one-year extension terms unless terminated by the executive or Key at least 90 days prior to the commencement of an extension term. Each of the NEOs receives an annual salary, which can be increased (but not decreased, except as it relates to Mr. Whichard’s employment agreement, which is silent on whether the annual salary can be decreased) at the discretion of the Compensation Committee and, in the case of Mr. Wilson, Mr. Whichard, Mr. Weinheimer and Ms. Clarke, at the discretion of the CEO. Each executive is also eligible for an annual incentive bonus, of up to 100% of his or her base salary in the case of Mr. Wilson, Mr. Weinheimer and Ms. Clarke, up to 200% of his base salary in the case of Mr. Alario, and up to such amount as determined by the Compensation Committee in consultation with the CEO in the case of Mr. Whichard. Each NEO is entitled to participate in awards of equity-based incentives at the discretion of the Board or the Compensation Committee. Pursuant to the Executive Health Reimbursement Plan, in the absence of medical and dental insurance coverage, Key reimburses each of the NEOs directly for all medical and dental expenses incurred by them and their respective spouses and children, so that the executives have no out-of-pocket cost with respect to such expenses.

Mr. Alario receives an allowance of $1,100 per month, plus reimbursement for reasonable insurance and maintenance expenses, in connection with the use of his automobile and is entitled to be reimbursed up to $15,000 in any fiscal year for personal services provided by certified public accountants and tax attorneys. Mr. Alario is also entitled to be reimbursed for the initiation fee and the annual or other periodic fees, dues and costs to become and remain a member of one club or association for business use, as approved by the Compensation Committee.

Each of the NEOs’ employment agreements contains a comprehensive non-compete provision. The non-compete provision prohibits the executive from engaging in any activities that are competitive with Key during his or her employment, and for any period in which the executive is receiving severance compensation from Key (or if payment of severance compensation is increased due to a change of control, for a period of three years after the termination of employment) or for twelve months following termination if the executive receives no severance compensation from Key.

The employment agreements for all of the NEOs provide for compliance with the provisions of Section 409A of the Code concerning the payment of potential future benefits to the executives and reimbursement of any tax penalties owed pursuant to Section 409A of the Code on an after-tax basis. If Mr. Alario is subject to the tax imposed by Section 4999 of the Code, he will be reimbursed for such tax on an after-tax basis. If any of Mr. Wilson, Mr. Whichard, Ms. Clarke or Mr. Weinheimer is subject to the tax imposed by Section 4999 of the Code, he or she will be reimbursed for such tax on an after-tax basis, so long as the executive has agreed to a reduction of up to 10% of the value the executive would have received if such reduction would avoid the imposition of such tax.

The employment agreements also provide for certain severance benefits for each of the NEOs. Please see “Payments Upon Termination or Change of Control” and “Elements of Severance Payments” below for further discussion.

2010 Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding stock options, restricted stock, and performance units held by the NEOs as of December 31, 2010:

	OPTION AWARDS						STOCK AWARDS
				Equity
				Incentive
				Plan					Market
				Awards:			Number of		Value of
	Number of		Number of	Number of			Shares or		Shares or
	Securities		Securities	Securities			Units of		Units of
	Underlying		Underlying	Underlying	Option		Stock That		Stock That
	Unexercised		Unexercised	Unexercised	Exercise	Option	Have Not		Have Not
	Options (#)		Options (#)	Unearned	Price	Expiration	Vested		Vested
Name	Exercisable		Unexercisable	Options (#)	($)	Date	(#)		($)(1)
Richard J. Alario	200,000		—	—	$11.90	06/24/15	795,702	(2)	$10,328,212
	224,719	(3)	—	—	$14.32	08/22/17	53,998	(4)	$298,339	(5)
	231,000		—	—	$15.07	04/10/18	—		—

T. M. Whichard III	—		—	—	—	—	225,155	(2)	$2,922,512
	—		—	—	—	—	14,603	(4)	$80,679	(5)

Newton W. Wilson III	125,000		—	—	$11.90	06/24/15	317,081	(2)	$4,115,711
	74,906	(3)	—	—	$14.32	08/22/17	17,523	(4)	$96,812	(5)
	72,250		—	—	$15.07	04/10/18	—		—

Kim B. Clarke	10,000		—	—	$11.75	12/15/14	174,646	(2)	$2,266,905
	15,000		—	—	$14.25	12/08/15	10,733	(4)	$59,298	(5)
	49,157	(3)	—	—	$14.32	08/22/17	—		—
	47,250		—	—	$15.07	04/10/18	—		—

Don D. Weinheimer	40,964	(3)	—	—	$14.32	08/22/17	140,439	(2)	$1,822,898
	36,000		—	—	$15.07	04/10/18	10,733	(4)	$59,298	(5)

(1)	The market price of stock awards is determined by multiplying the number of shares by the closing price of the stock on the last trading day of the year. The closing price quoted on the NYSE on December 31, 2010 was $12.98.

(2)	Represents shares of restricted stock which vest in annual increments beginning on the one-year anniversary of the date of grant. With respect to each NEO, the vesting is as follows:

Name	Number of Shares	Vesting Date
Richard J. Alario	115,196	January 28, 2011
	115,196	January 28, 2012
	115,195	January 28, 2013
	194,620	March 2, 2011
	194,620	March 2, 2012
	30,438	April 10, 2011
	30,438	April 10, 2012
T. M. Whichard III	38,941	January 28, 2011
	38,941	January 28, 2012
	38,940	January 28, 2013
	22,500	March 26, 2011
	22,500	March 26, 2012
	22,500	March 26, 2013
	2,500	May 11, 2011
	2,500	May 11, 2012
	2,500	May 11, 2013
	16,667	June 4, 2011
	16,666	June 4, 2012
Newton W. Wilson	46,729	January 28, 2011
	46,729	January 28, 2012
	46,729	January 28, 2013
	78,947	March 2, 2011
	78,947	March 2, 2012
	9,500	April 10, 2011
	9,500	April 10, 2012
Kim B. Clarke	27,185	January 28, 2011
	27,185	January 28, 2012
	27,185	January 28, 2013
	40,296	March 2, 2011
	40,296	March 2, 2012
	6,250	April 10, 2011
	6,250	April 10, 2012
Don D. Weinheimer	27,185	January 28, 2011
	27,185	January 28, 2012
	27,184	January 28, 2013
	23,026	March 2, 2011
	23,026	March 2, 2012
	4,750	April 10, 2011
	4,750	April 10, 2012
	1,667	November 1, 2011
	1,666	November 1, 2012

(3)	Represents SARs.

(4)	Represents the number of performance units granted in 2010 to the NEOs under the 2010 Plan.

(5)	The value of performance units is determined based on two performance periods. One half of the performance units are measured based on a performance period consisting of the first year after the grant date, and the other half are measured based on a performance period consisting of the second year after the grant date. At the end of each period, 100%, 50%, or 0% of an individual’s performance units for that period will vest, based on the relative placement of our total shareholder return within a peer group consisting of five other companies. If we are in the top third of the peer group, 100% of the performance units subject to that performance period will vest; if we are in the middle third, 50% subject to that performance period will vest; and if we are in the bottom third, the performance units subject to that performance period will expire unvested and no payment will be made. If any performance units vest for a given performance period, the award holder will be paid a cash amount equal to the vested percentage of the performance units multiplied by the closing price of our common stock on the last trading day of the performance period. For a detailed description of performance units, see “Elements of Compensation — Performance Units” under “Compensation Discussion and Analysis” above.

2010 Option Exercises and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2010 for the NEOs:

	Option Awards(1)		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)(2)	($)(3)

Richard J. Alario	—	—	289,028	$2,970,316
T. M. Whichard III	—	—	52,829	$501,294
Newton W. Wilson III	—	—	125,211	$1,296,167
Kim B. Clarke	—	—	67,664	$697,872
Don D. Weinheimer	—	—	44,620	$396,379

(1)	None of the NEOs exercised stock options or SARs during 2010.

(2)	Represents the number of shares of restricted stock held by the NEOs that vested during 2010.

(3)	The value realized on vesting of restricted stock was calculated as the number of shares acquired on vesting (including shares withheld for tax withholding purposes) multiplied by the market value of our common stock on each respective vesting date. Market value is determined in accordance with the terms of the applicable incentive plan under which the restricted stock was granted, and, in the table above, was either (i) the closing price of our common stock on the NYSE for vesting dates that were trading days or (ii) the average of Friday and Monday closing prices on the NYSE for vesting dates that were on a weekend.

Payments Upon Termination or Change of Control

The table on the following page reflects the potential payments to which the NEOs would be entitled upon termination of employment on December 31, 2010. The closing price of a share of our common stock on December 31, 2010, the last trading day of the year, was $12.98. The actual amounts to be paid out to executives upon termination can only be determined at the time of each NEO’s separation from Key.

		For Cause or
	Non-	Voluntary			Without	Change of
Name	Renewal(1)	Resignation(2)	Death(3)	Disability(4)	Cause(5)	Control(6)

Richard J. Alario
Cash Severance(7)	$916,600	—	—	$2,580,600	$2,580,600	$5,076,600
Restricted Stock(8)	$10,328,212	—	$10,328,212	$10,328,212	$10,328,212	$10,328,212
Options and SARs(9)	—	—	—	—	—	—
Phantom Shares(10)	—	—	—	—	—	—
Performance Units(11)	$700,894	—	$700,894	$700,894	$700,894	$700,894
Health & Welfare(11)	$110,512	—	$52,233	$110,512	$110,512	$110,512
Tax Gross-Ups(12)	—	—	—	—	—	—
Total Pre-Tax Benefit	$12,056,218	—	$11,081,339	$13,720,218	$13,720,218	$16,216,218

		For Cause or
	Non-	Voluntary			Without	Change of
Name	Renewal(1)	Resignation(2)	Death(3)	Disability(4)	Cause(5)	Control(6)

T. M. Whichard III
Cash Severance	$750,000	—	—	$375,000	$750,000	$1,968,750
Restricted Stock(8)	$2,922,513	—	$2,992,513	$2,992,513	$2,992,513	$2,922,513
Options and SARs(9)	—	—	—	—	—	—
Phantom Shares(10)	—	—	—	—	—	—
Performance Units(11)	$189,547	—	$189,547	$189,547	$189,547	$189,547
Health & Welfare(12)	$44,239	—	$38,840	$44,239	$44,239	$44,239
Tax Gross-Ups(13)	—	—	—	—	—	$1,030,592
Total Pre-Tax Benefit	$3,906,299	—	$3,220,900	$3,601,299	$3,976,299	$6,155,640

		For Cause or
	Non-	Voluntary			Without	Change of
Name	Renewal(1)	Resignation(2)	Death(3)	Disability(4)	Cause(5)	Control(6)

Newton W. Wilson III
Cash Severance	$900,000	—	—	$450,000	$900,000	$2,700,001
Restricted Stock(8)	$4,115,712	—	$4,115,712	$4,115,712	$4,115,712	$4,115,712
Options and SARs(9)	—	—	—	—	—	—
Phantom Shares(10)	—	—	—	—	—	—
Performance Units(11)	$227,449	—	$227,449	$227,449	$227,449	$227,449
Health & Welfare(12)	$49,481	—	$35,726	$49,481	$49,481	$49,481
Tax Gross-Ups(13)	—	—	—	—	—	—
Total Pre-Tax Benefit	$5,292,642	—	$4,378,887	$4,842,642	$5,292,642	$7,092,642

		For Cause or
	Non-	Voluntary			Without	Change of
Name	Renewal(1)	Resignation(2)	Death(3)	Disability(4)	Cause(5)	Control(6)

Kim B. Clarke
Cash Severance	$551,250	—	—	$275,625	$551,250	$1,653,751
Restricted Stock(8)	$2,266,905	—	$2,266,905	$2,266,905	$2,266,905	$2,266,905
Options and SARs(9)	—	—	—	—	—	—
Phantom Shares(10)	—	—	—	—	—	—
Performance Units(11)	$139,314	—	$139,314	$139,314	$139,314	$139,314
Health & Welfare(12)	$50,411	—	$22,986	$50,411	$50,411	$50,411
Tax Gross-Ups(13)	—	—	—	—	—	$683,105
Total Pre-Tax Benefit	$3,007,880	—	$2,429,205	$2,732,255	$3,007,880	$4,793,486

		For Cause or
	Non-	Voluntary			Without	Change of
Name	Renewal(1)	Resignation(2)	Death(3)	Disability(4)	Cause(5)	Control(6)

Don D. Weinheimer
Cash Severance	$551,250	—	—	$275,625	$551,250	$1,653,751
Restricted Stock(8)	$1,822,899	—	$1,822,899	$1,822,899	$1,822,899	$1,822,899
Options and SARs(9)	—	—	—	—	—	—
Phantom Shares(10)	—	—	—	—	—	—
Performance Units(11)	$139,314	—	$139,314	$139,314	$139,314	$139,314
Health & Welfare(12)	$43,279	—	$19,420	$43,279	$43,279	$43,279
Tax Gross-Ups(13)	—	—	—	—	—	$720,391
Total Pre-Tax Benefit	$2,556,742	—	$1,981,633	$2,281,117	$2,556,742	$4,379,634

(1)	Represents compensation payable if Key does not renew the NEO’s employment agreement after the initial term or any extension of the agreement.

(2)	Represents compensation payable if Key terminates the NEO’s employment for “Cause” or the NEO otherwise resigns without “Good Reason” as defined in the respective employment agreements.

(3)	Represents compensation due to the NEO’s estate upon his or her death.

(4)	Represents compensation payable to the NEO upon determination of NEO’s permanent disability.

(5)	Represents compensation due to the NEO if terminated by Key without “Cause” or if the NEO resigns for “Good Reason,” as each such term is defined in the respective employment agreements.

(6)	Represents payments due in connection with a “change of control” (as defined in the respective employment agreements). The cash severance is due in a lump sum payment upon termination within one year following a “change of control,” and equals three times the sum of the NEO’s base salary and target annual bonus. The equity compensation reflects the vesting of unvested restricted stock (see footnote 8 below), although such vesting would occur solely upon a “change of control” regardless of whether the NEO’s employment is terminated in connection with the change of control.

(7)	Cash severance payable to Mr. Alario includes a cash payment described under “Elements of Severance Payments” below, plus an automobile allowance of $13,200 per year and advisory fees of $15,000 per year for such number of years for which Mr. Alario would be entitled to severance under each listed scenario. See also footnotes 2 and 5 to the table under “Perquisites” above.

(8)	Represents the value of restricted stock determined by multiplying the number of vested shares by $12.98, the closing price on December 31, 2010. For all of the NEOs, all of their unvested shares of restricted stock would have vested in each scenario other than termination for cause or voluntary resignation.

(9)	No value is associated with stock options and SARs because such awards held by the NEOs were 100% vested on December 31, 2010.

(10)	No value is associated with phantom shares because no NEO held phantom shares on December 31, 2010.

(11)	Represents the value of performance units determined by multiplying the number of vested units by $12.98, the closing price on December 31, 2010. For all of the NEOs, all of their unvested performance units would have vested in each scenario other than termination for cause or voluntary resignation.

(12)	For all of the NEOs, the amounts include life insurance and long-term disability premiums (except in the case of termination of employment as a result of death), medical insurance, estimated out-of-pocket medical and other expenses based on the amount of such expenses during 2010, assuming such benefits continue after termination for 36 months for Mr. Alario and 24 months for Mr. Wilson, Mr. Whichard, Ms. Clarke and Mr. Weinheimer. Although Mr. Whichard and Mr. Weinheimer did not receive payments attributable to reimbursement of out-of-pocket medical expenses during 2010, for purposes of this table, an amount was estimated for Messrs. Whichard and Weinheimer equal to the average of the 2010 payments received by the other NEOs to whom reimbursements were made.

(13)	All the NEOs are entitled to a Section 280G excise tax gross-up payment under their employment agreements. Mr. Alario is entitled to a full gross-up benefit. However, for Mr. Whichard, Mr. Wilson, Ms. Clarke and Mr. Weinheimer, if it is determined that the NEO is otherwise entitled to a gross-up payment, the NEO’s total parachute payments may be reduced if it is determined that the reduction in the total parachute payments would not give rise to any excise tax and the reduced parachute payments would not be less than 90% of the total parachute payments before such reduction. Mr. Whichard, Ms. Clarke and Mr. Weinheimer were subject to excise taxes upon a change of control because their respective total parachute payments would have to be reduced to less than 90%. Therefore, the entire change of control benefit for each of Mr. Whichard, Ms. Clarke and Mr. Weinheimer was considered, and the total payments reflected in the table for these officers were not reduced. Change of control benefits for Messrs. Alario and Wilson were not subject to any excise tax.

Elements of Severance Payments

Key has entered into employment agreements with each NEO that provide for certain payments upon termination depending upon the circumstances of the NEO’s separation from Key, as summarized below.

Cash Severance

If, during the term of Mr. Alario’s employment agreement, he is terminated by Key for any reason other than for “Cause” (as defined in his employment agreement), or if he terminates his employment for “Good Reason” (as defined in his employment agreement), Mr. Alario will be entitled to severance compensation in an aggregate amount, generally equal to three times his base salary in effect at the time of termination, payable in equal installments over a 36-month period following termination. If Mr. Alario’s employment is terminated because Key does not renew his employment agreement, Mr. Alario is entitled to the greater of one year’s base salary then in effect or the highest multiple of base salary in effect for non-renewal under any other executive officer’s employment agreement in effect at the time of non-renewal. However, Mr. Alario would only be able to increase the severance above one year’s salary if such other executive officer’s employment agreement was also either in effect on the commencement date of Mr. Alario’s agreement or later approved by the Compensation Committee after the commencement date of his agreement. For the year ended December 31, 2010, he would have been entitled to an amount equal to two times his base salary.

For Mr. Whichard, Mr. Wilson, Ms. Clarke and Mr. Weinheimer, if, during the term of any such NEO’s employment agreement, the NEO is terminated by Key for any reason other than disability or for “Cause” (as defined in the employment agreements), including non-renewal of the NEO’s employment agreement or if the NEO terminates his or her employment for “Good Reason” (as defined in each employment agreement), the NEO will be entitled to severance compensation in an aggregate amount equal to two times the NEO’s base salary in effect at the time of termination, payable in equal installments over a 24-month period following termination. If any of these four NEOs is terminated for disability, such NEO will be entitled to severance compensation in an aggregate amount equal to one times the NEO’s base salary in effect at the time of termination payable in equal installments over a 12-month period following termination. None of Mr. Whichard, Mr. Wilson, Ms. Clarke or Mr. Weinheimer is entitled to cash severance compensation upon his or her death.

For each of the NEOs, each of their respective employment agreements specifies that if termination is within one year following a change of control of Key, the severance compensation will be an amount equal to three times their respective base salary then in effect plus an amount equal to three times their respective annual target cash bonus, and will be payable in one lump sum on the effective date of the termination.

Equity-Based Incentives

Equity-based incentives include restricted stock, stock options, phantom shares, performance units and SARs. For all of the NEOs, all equity-based incentives immediately vest upon a change of control of Key. For Mr. Alario, Mr. Whichard, Mr. Wilson, Ms. Clarke and Mr. Weinheimer, if any such NEO is terminated by Key for any reason other than for “Cause,” or if the NEO terminates his or her employment for “Good Reason” (as defined in each employment agreement) or following a change of control of Key, any equity-based incentives held by the NEO that have not vested prior to the termination date shall immediately vest and, for stock options and SARs, such awards shall remain exercisable until, with respect to Mr. Alario, the earlier of the third anniversary date of the termination or the stated expiration date of the equity-based incentive, and with respect to Mr. Whichard, Mr. Wilson, Ms. Clarke and Mr. Weinheimer, until the earlier of the first anniversary date of the termination or the stated expiration date of the equity-based incentive.

Health & Welfare

If Mr. Alario, Mr. Whichard, Mr. Wilson, Ms. Clarke or Mr. Weinheimer terminates his or her employment for “Good Reason” (as defined in each employment agreement) or following a change of control or Key terminates his or her employment for any reason other than for “Cause,” including non-renewal, the NEO will continue to receive the benefits that he or she was receiving at Key’s expense prior to such termination until the earlier of (i) 24 months with respect to Mr. Whichard, Mr. Wilson, Ms. Clarke and Mr. Weinheimer, or 36 months with respect to Mr. Alario, (ii) the last date of eligibility under the applicable benefits or (iii) the date on which the NEO commences full-time employment with another employer that provides equivalent benefits; provided that, if termination occurs for any reason within one year following a change of control or in anticipation of a change of control, in lieu of such benefits, Key will pay an amount in cash equal to the aggregate reasonable expenses Key would incur to pay such benefits. For Mr. Alario, Mr. Whichard, Mr. Wilson, Ms. Clarke and Mr. Weinheimer, in the event of death, the executive’s spouse is entitled to up to three years of coverage after the date of termination, with respect to Mr. Alario, and with respect to the other NEOs, the executive’s spouse is entitled to up to two years of coverage after the date of termination. In addition, Messrs. Alario and Wilson are entitled to term-life insurance for such period that they are otherwise entitled to severance under their respective employment agreements.

Tax Gross-Ups

If any of Mr. Alario, Mr. Whichard, Mr. Wilson, Ms. Clarke or Mr. Weinheimer is subject to the tax imposed due to unfavorable tax treatment under Sections 280G and 4999 of the Code because of any termination-related payments, Key has agreed to reimburse the NEO for such tax on an after-tax basis. However, for Mr. Whichard, Mr. Wilson, Ms. Clarke and Mr. Weinheimer, if it is determined that he or she is otherwise entitled to a gross-up payment, the total parachute payments may be reduced if it is determined that the reduction in the total parachute payments would not give rise to any excise tax and the reduced parachute payments would not be less than 90% of the total parachute payments before such reduction.

Director Compensation

As part of our cost reduction efforts in response to the economic downturn, non-employee director cash fees were temporarily decreased by 10%, effective from April 1, 2009 until November 7, 2010.

For 2010, the non-employee directors received a fee equal to $65,000 per year (reduced by 10%, to $58,500 on an annual basis, for the period prior to November 7, 2010), or a pro rated amount for partial years of service. Effective November 7, 2010, the fee for non-employee directors was increased to $75,000 per year. The non-employee directors also received an annual award of our common stock having a fair market value of

$100,000, and are reimbursed for travel and other expenses directly associated with Key business. Each non-employee director received the annual award of common stock in 2010. The chairs of the Compensation Committee and the CGN Committee each received an additional $10,000 per year for their service (reduced by 10%, to $9,000 on an annual basis, for the period prior to November 7, 2010), and the chair of the Audit Committee and the Lead Director each received an additional $20,000 per year (reduced by 10%, to $18,000 on an annual basis, for the period prior to November 7, 2010). Effective November 7, 2010, the additional fee of the Lead Director was increased to $25,000 per year. All other members of the Audit Committee (other than the chair) receive an additional $10,000 per year (reduced by 10%, to $9,000 on an annual basis, for the period prior to November 7, 2010).

The following table discloses the cash and equity awards earned, paid or awarded, as the case may be, to each of our non-employee directors during the fiscal year ended December 31, 2010:

		Stock
	Fees Earned or	Awards
Name	Paid in Cash ($)	($)(1)	Total ($)

David J. Breazzano	$62,786	$100,001	$162,787
Lynn R. Coleman	$62,786	$100,001	$162,787
Kevin P. Collins	$72,387	$100,001	$172,388
William D. Fertig	$72,387	$100,001	$172,388
W. Phillip Marcum	$67,786	$100,001	$167,787
Ralph S. Michael III	$91,778	$100,001	$191,779
William F. Owens	$72,387	$100,001	$172,388
Robert K. Reeves	$72,387	$100,001	$172,388
Carter A. Ward(2)	$2,260	—	$2,260
J. Robinson West	$62,786	$100,001	$162,787
Arlene M. Yocum	$81,988	$100,001	$181,989

(1)	Represents the grant date fair value calculated in accordance with FASB ASC Topic 718 with respect to the 2010 annual stock awards granted to the non-employee directors under the 2009 Plan, which consisted of 10,941 shares of common stock granted to each non-employee director. Although the annual stock awards are based on a number of shares having a fair market value of $100,000, because fractional shares are not granted, the amount recognized is slightly different.

(2)	Mr. Ward became a director on November 18, 2010. Fees were paid directly to ArcLight Energy Partners Fund III, LP. Mr. Ward is a managing director of ArcLight Capital Holdings, LLC, the sole manager of ArcLight PEF GP III, LLC, which is the general partner of ArcLight Energy Partners Fund III, L.P.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Reeves (chair), Breazzano, Fertig, Marcum and West, all of whom are independent non-management directors. None of the Compensation Committee members has served as an officer or employee of Key, and none of Key’s executive officers has served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of the Board.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Key Energy Services, Inc.

Robert K. Reeves, Chair
David J. Breazzano
William D. Fertig
W. Phillip Marcum
J. Robinson West

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year. Grant Thornton LLP has served as our independent registered public accounting firm since December 1, 2006. Although stockholder approval of the selection of Grant Thornton LLP is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our 2011 annual meeting, our Audit Committee will reconsider its selection of Grant Thornton LLP. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors believes that the selection of Grant Thornton LLP as our independent registered public accounting firm is in our best interests and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

PROPOSAL 3 — ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. As described in the “Compensation Discussion and Analysis” section above, our executive compensation program is designed to attract, motivate and retain our NEOs, who are critical to our success. Please read the “Compensation Discussion and Analysis” section above, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure, for additional details about our executive compensation, including information about the fiscal year 2010 compensation of our NEOs. The Compensation Committee periodically reviews the compensation for our NEOs to ensure it achieves the desired goals of aligning our executive compensation structure with our stockholders’ interest and current market practices.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory, and therefore not binding on us, the Compensation Committee or the Board. The Board and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Board Recommendation

The Board of Directors believes that approval of the compensation of our Named Executive Officers as disclosed in this proxy statement is in our best interests and the best interests of our stockholders and therefore recommends a vote FOR this proposal, on an advisory basis.

PROPOSAL 4 — AN ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

As described in Proposal 3 above, our stockholders are being provided the opportunity to cast an advisory vote on the compensation of our NEOs. This proposal affords stockholders the opportunity to cast an advisory vote on how often we should include the advisory vote on executive compensation in our proxy materials for future annual stockholder meetings. Under this proposal, stockholders may vote to have the advisory vote on our NEO compensation every year, every two years or every three years.

After careful consideration of this proposal, we believe that the advisory vote on executive compensation should be conducted annually so that stockholders may annually express their views on the compensation of our NEOs. In formulating its recommendation, the Board considered an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. While we intend to carefully consider the voting results of this proposal, the final vote is advisory, and therefore not binding on us, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions on the frequency with which will hold an advisory vote on executive compensation.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

“RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

Board Recommendation

The Board of Directors believes that approval for a frequency period of every year for future non-binding advisory votes on compensation for our Named Executive Officers is in our best interests and the best interests of our stockholders and therefore recommends a vote of 1 year on this proposal, on an advisory basis.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders also are required by SEC rules to furnish Key with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to us, we believe that our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2010, except as follows: (i) one late Form 4 was filed by F. Doug McDonald to report the cash settlement upon vesting of phantom stock on February 4, 2010 and (ii) one late Form 4 was filed by William F. Owens to report the disposition of shares pursuant to a court-approved agreement on March 19, 2010. In making these statements, we have relied upon an examination of the copies of Forms 3, 4 and 5, and amendments thereto, and the written representations of our directors, executive officers and 10% stockholders.

Stockholder Communications to the Board of Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. Anyone who has concerns about Key may communicate those concerns in writing addressed to a particular non-management director or to the non-management directors as a group. Management will forward all relevant communications to the Board.

Absent unusual circumstances, the Chairman of the Board (if an independent director) or the Lead Director, subject to advice and assistance from the General Counsel, will be primarily responsible for monitoring communications from stockholders and other interested parties and provide copies or summaries of such communications to the other directors as he or she considers appropriate. The Chairman of the Board (if an independent director), the Lead Director, or otherwise the Chairman of the CGN Committee also serves as the presiding director at all executive sessions of our non-management directors.

In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications. Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Kimberly R. Frye, Senior Vice President, General Counsel and Secretary, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010.

Stockholder Proposals for the 2012 Annual Meeting

Proposals which stockholders intend to be included in our proxy material for presentation at the 2012 Annual Meeting of Stockholders must be received by the Corporate Secretary, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010 by December 15, 2011, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2012 Annual Meeting.

If a stockholder desires to bring a matter before the meeting which is not the subject of a proposal meeting the Securities and Exchange Commission proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in our bylaws in order to personally present the proposal at the meeting. One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2012 Annual Meeting must be received by the Corporate Secretary at our principal executive office in Houston, Texas no earlier than January 20, 2012 and no later than February 19, 2012, unless the date of the 2012 Annual Meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the 2011 Annual Meeting, in which event the bylaws provide different notice requirements.

By Order of the Board of Directors,

KIMBERLY R. FRYE
Corporate Secretary

April 13, 2011

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE OVER THE INTERNET OR BY TELEPHONE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

KEY ENERGY SERVICES, INC. ANNUAL MEETING OF STOCKHOLDERS To be held on May 19, 2011 at 9:00 a.m., Central Daylight Time This Proxy is solicited on behalf of the Board of Directors of Key Energy Services, Inc. (the “Company”). The undersigned, having received notice of the annual meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints each of Richard J. Alario and Kimberly R. Frye (with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of the Company to be held on Thursday, May 19, 2011, at the Inn at the Ballpark, 1520 Texas Avenue, Houston, Texas, and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. You can revoke your proxy at any time before it is voted at the annual meeting by (i) submitting another properly completed proxy bearing a later date; (ii) giving written notice of revocation to the Secretary of the Company; (iii) if you submitted a proxy through the Internet or by telephone, by submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or (iv) voting in person at the annual meeting. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually. (Continued and to be signed on the reverse side) COMMENTS: 14475

ANNUAL MEETING OF STOCKHOLDERS OF KEY ENERGY SERVICES, INC. May 19, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=78965&p=irol-proxy. You can also reach this web address by going to http://www.keyenergy.com, then clicking on “Investor Relations” and then clicking on “2011 Annual Meeting of Stockholders.” Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330304000000000000 5 051911 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To elect the following nominees as Class II directors of the Company, for a term of three (3) years expiring at the annual stockholders’ meeting in 2014: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: O William D. Fertig O Robert K. Reeves O J. Robinson West INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 2. To ratify the appointment by the Board of Directors of Grant Thornton LLP, an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2011. FOR AGAINST ABSTAIN 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers. 1 year 2 years 3 years ABSTAIN 4. To recommend, on an advisory basis, the frequency of the advisory vote on compensation of the Company’s named executive officers. The shares of common stock of Key Energy Services, Inc. (the “Company”) represented by this proxy will be voted as directed by the undersigned for the proposals herein proposed by the Company. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the annual meeting or any adjournment thereof. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF KEY ENERGY SERVICES, INC. May 19, 2011 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EDT the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=78965&p=irol-proxy. You can also reach this web address by going to http://www.keyenergy.com, then clicking on “Investor Relations” and then clicking on “2011 Annual Meeting of Stockholders.” Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20330304000000000000 5 051911 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To elect the following nominees as Class II directors of the Company, for a term of three (3) years expiring at the annual stockholders’ meeting in 2014: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: O William D. Fertig O Robert K. Reeves O J. Robinson West INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 2. To ratify the appointment by the Board of Directors of Grant Thornton LLP, an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2011. FOR AGAINST ABSTAIN 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers. 1 year 2 years 3 years ABSTAIN 4. To recommend, on an advisory basis, the frequency of the advisory vote on compensation of the Company’s named executive officers. The shares of common stock of Key Energy Services, Inc. (the “Company”) represented by this proxy will be voted as directed by the undersigned for the proposals herein proposed by the Company. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the annual meeting or any adjournment thereof. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.